Exhibit 2.1

Execution Version

EQUITY PURCHASE AGREEMENT

by and among

PROJECT BADGER HOLDCO INC.,

BLACK KNIGHT, INC.,

and

solely for purposes of Section 5.02, Section 5.05(c), Section 10.03 and Article XI,

INTERCONTINENTAL EXCHANGE, INC.

Dated as of July 14, 2023

i

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01 Employment and Benefit Plans	59
SECTION 6.02 No Third Party Beneficiaries	61

ARTICLE VII

TAX MATTERS

SECTION 7.01 Tax Cooperation and Exchange of Information	62
SECTION 7.02 Conveyance Taxes	62
SECTION 7.03 Tax Covenants	63
SECTION 7.04 Tax Elections	63
SECTION 7.05 Tax Sharing Agreements	63
SECTION 7.06 Tax Treatment	63

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01 Conditions to Obligations of the Seller	64
SECTION 8.02 Conditions to Obligations of the Purchaser	64
SECTION 8.03 Frustration of Closing Conditions	65

ARTICLE IX

SURVIVAL; R&W INSURANCE

SECTION 9.01 Non-Survival of Representations, Warranties and Covenants	65
SECTION 9.02 R&W Insurance Policy	66
SECTION 9.03 Exclusive Remedy	67

ARTICLE X

TERMINATION

SECTION 10.01 Termination	67
SECTION 10.02 Effect of Termination	68
SECTION 10.03 Expense Reimbursement; Termination Fee; Closing Ticking Fee	68

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01 Expenses	69
SECTION 11.02 Notices	69

EXHIBITS

Exhibit A	Commercial Agreement Amendment
Exhibit B	Integration Agreement Amendment
Exhibit C	Pledge Agreement
Exhibit D	Reference Statement
Exhibit E	Seller Note
Exhibit F	Transition and Separation Services Agreement

SCHEDULES

Schedule I	Ancillary Financial Files
Schedule II	Bundled Contracts
Schedule III	Business Employees
Schedule IV	Business Products
Schedule V	Knowledge of the Seller
Schedule VI	Seller Marks

DISCLOSURE SCHEDULE

Section 3.02	No Conflict
Section 3.04	Ownership of Transferred Interests and Capitalization
Section 3.05	Governmental Consents and Approvals
Section 3.06	Financial Information
Section 3.07	Absence of Undisclosed Material Liabilities
Section 3.11	Intellectual Property
Section 3.13	Title to Properties
Section 3.15	Employee Benefit Matters
Section 3.17	Taxes
Section 3.18	Contracts
Section 5.01	Conduct of Business Prior to the Closing
Section 5.11	Intercompany Agreements
Section 5.12	Seller Counsel
Section 6.01	Employment and Benefit Plans

v

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of July 14, 2023, by and among Project Badger HoldCo Inc., a Delaware corporation and Subsidiary of Payment Guarantor (as defined below) and direct Subsidiary of Performance Guarantor (as defined below) (the “Purchaser”), Black Knight, Inc., a Delaware corporation (the “Seller”), and, solely for purposes of Section 5.02, Section 5.05(c), Section 10.03 and Article XI, Intercontinental Exchange, Inc., a Delaware corporation (“ICE” and, collectively with the Purchaser and the Seller, the “Parties”).

WHEREAS, on May 4, 2022, the Seller, ICE and Sand Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of ICE (“Sub”), entered into that certain Agreement and Plan of Merger (as amended on March 7, 2023, and as it may be further amended, supplemented or otherwise modified in accordance with its terms, the “Merger Agreement”), which provides, among other things and subject to the terms and conditions set forth therein, that Sub will merge with and into the Seller, with the Seller surviving as a wholly owned subsidiary of ICE (the “ICE Transaction”);

WHEREAS, in order to resolve certain antitrust concerns raised by the U.S. Federal Trade Commission (the “FTC”) regarding the transactions contemplated by the Merger Agreement and subject to the other terms and conditions thereof, the Parties have decided to enter into this Agreement to provide for, among other things, the sale, conveyance, assignment, transfer and delivery of the Transferred Interests (as defined below) to the Purchaser;

WHEREAS, the Seller and ICE, with certain of their respective Affiliates (as defined below), (i) intend to negotiate and enter into a Consent Order (as defined below) with the FTC governing the scope, nature, extent and requirements of the Seller’s divestiture pursuant to this Agreement in which the Purchaser or its Affiliates will also be a party or (ii) if applicable and in accordance with the terms of this Agreement, may complete such divestiture in accordance with a Governmental Order;

WHEREAS, as of the date hereof, the Seller owns, indirectly through its Subsidiaries (as defined below), all of the limited liability company interests of Optimal Blue, LLC, a Texas limited liability company (the “Company”, and such limited liability company interests, the “Transferred Interests”);

WHEREAS, the Seller and its Subsidiaries wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller and its Subsidiaries, the Transferred Interests upon the terms and subject to the conditions set forth herein (together with the other transactions contemplated hereby or by any Ancillary Agreement, the “Transaction”);

WHEREAS, the Company and certain of its Affiliates are, among other activities, engaged in the business of developing, marketing, promoting, distributing, selling and licensing the Business Products (as defined herein) (the “Business”);

WHEREAS, prior to the Closing (as defined herein), the Seller will complete (and cause its Subsidiaries to complete) the Reorganization Transactions (as defined herein); and

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the Seller and ICE entering into this Agreement, (i) Constellation Software Inc., an Ontario corporation (“Payment Guarantor”), has executed and delivered to the Seller and ICE a guaranty dated as of the date hereof (the “Payment Guarantee”), pursuant to which Payment Guarantor has agreed to guarantee the payment of the Purchaser’s present and future payment obligations to the Seller and ICE under this Agreement, including the Purchaser’s obligation to pay the Cash Purchase Price, but excluding the Financed Purchase Price, and (ii) Constellation Web Solutions Inc., a Delaware corporation and Subsidiary of Payment Guarantor (“Performance Guarantor”, and together with the Payment Guarantor, the “Guarantors”), has executed and delivered to the Seller and ICE a guaranty dated as of the date hereof (the “Performance Guarantee”, and together with the Payment Guarantee, the “Guarantees”), pursuant to which Performance Guarantor has agreed to guarantee the performance of the Purchaser’s present and future performance obligations to the Seller and ICE under this Agreement, excluding any obligations with respect to the Seller Note.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. For purposes of this Agreement:

“Accounting Principles” means GAAP in effect at May 31, 2023 and as historically applied in the preparation of the balance sheets of the Business included in the Financial Statements, except to the extent of any accounting principles, practices, procedures, methods and policies (with consistent classifications, judgments, elections, inclusions, exclusions, valuation and estimation methodologies) (collectively, “principles, practices and procedures”) that are set forth on the Reference Statement.

“Action” means any action, suit, arbitration, litigation, formal investigation or proceeding before or by any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided that, prior to the Closing, (a) with respect to ICE, references to Affiliates shall not include the Seller or any of the Seller’s Subsidiaries or other controlled Persons, and (b) with respect to the Seller, references to Affiliates shall not include ICE or any of ICE’s Subsidiaries or other controlled Persons.

“Ancillary Agreements” means the Transition and Separation Services Agreement, the Commercial Agreement Amendment, the Seller Note, the Pledge Agreement and any other agreements, documents, instruments and certificates that are to be delivered by any Party or its Affiliates or entered into between or among the Parties or any of their respective Affiliates, in each case, pursuant to this Agreement.

“Ancillary Financial Files” means the files in the online data room under the exchange name “Project Badger” hosted on behalf of the Seller by Datasite LLC that are listed on Schedule I.

“Antitrust Laws” means any applicable Law or other legal restraint designed to govern competition, trade regulation, foreign investment, or national security or defense matters or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade.

“Benefit Plan” means each (a) “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA); (b) other benefit or compensation plan, policy, program, practice, arrangement or agreement, including pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life, employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement; and (c) other employment, consulting or other individual agreement, plan, practice, policy, contract, program, or arrangement.

“Bundled Contract” means the Contracts entered into by the Seller or any of its Affiliates (other than the Company) pursuant to which any Business Product is bundled with any other product(s) of any other business conducted by the Seller or any of its Affiliates (other than the Company), which Contracts are listed on Schedule II.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Business Employee” means (a) all persons employed by the Seller or its Affiliates set forth on Schedule III (as the same may be updated prior to the Closing to reflect changes permitted by this Agreement or otherwise upon mutual agreement of the Seller and the Purchaser) or (b) any replacement personnel or additional hires by the Seller or its Affiliates after the date hereof, if such employee is engaged primarily in the Business.

“Business Products” means the products sold or distributed by the Company prior to the Closing as set forth on Schedule IV.

“Cash” means, as of any specified time, cash, cash equivalents (including deposits in transit or checks, in each case, that have been received but not yet cleared, automatic drafts from customer accounts initiated prior to such time), marketable securities (including certificates of deposit) and short-term investments, less any outstanding checks and overdrafts.

“Closing Accounts Receivable” means the accounts receivable of the Business as of the Closing, calculated as of 11:59 p.m. New York time on the date immediately preceding the Closing Date but after giving effect to the completion of the Reorganization Transactions.

“Closing Anniversary” means the date that is 365 days following the Closing Date.

“Closing Cash Amount” means the aggregate amount of Cash of the Company as of 11:59 p.m. New York time on the date immediately preceding the Closing Date but after giving effect to the completion of the Reorganization Transactions.

“Closing Date Tangible Net Assets Amount” means the positive or negative amount equal to the difference between (a) the Tangible Assets of the Company and (b) the Tangible Liabilities of the Company, in each case, calculated as of 11:59 p.m. New York time on the date immediately preceding the Closing Date but after giving effect to the completion of the Reorganization Transactions.

“Closing Date Tangible Net Assets Excess” means the amount, if any, by which Closing Date Tangible Net Assets Amount (as finally determined in accordance with Section 2.07) exceeds the Target Closing Date Tangible Net Assets Amount. For the avoidance of doubt, if the Closing Date Tangible Net Assets Amount is equal to, or less than, the Target Closing Date Tangible Net Assets Amount, there shall be no Closing Date Tangible Net Assets Excess.

“Closing Date Tangible Net Assets Shortfall” means the amount, if any, by which the Target Closing Date Tangible Net Assets Amount exceeds the Closing Date Tangible Net Assets Amount (as finally determined in accordance with Section 2.07). For the avoidance of doubt, if the Target Closing Date Tangible Net Assets Amount is equal to, or less than, the Closing Date Tangible Net Assets Amount, there shall be no Closing Date Tangible Net Assets Shortfall.

“Closing Date TMR Amount” means the Trailing Minimum Revenue calculated as of 11:59 p.m. New York time on the date immediately preceding the Closing Date but after giving effect to the completion of the Reorganization Transactions.

“Closing Date TMR Shortfall” means the product of (a) five (5) and (b) the amount, if any, by which the Threshold TMR Amount exceeds the Closing Date TMR Amount (as finally determined in accordance with Section 2.07); provided that, if the Closing Date occurs on or before the date that is ninety (90) days following the date hereof, the Closing Date TMR Shortfall shall equal zero (0). For the avoidance of doubt, if the Threshold TMR Amount is equal to, or less than, the Closing Date TMR Amount, there shall be no Closing Date TMR Shortfall.

“Closing Indebtedness Amount” means the aggregate amount of Indebtedness of the Company as of 11:59 p.m. New York time on the date immediately preceding the Closing Date but after giving effect to the completion of the Reorganization Transactions.

“Closing Uncollected Sales Tax Refund Amount” means the aggregate amount of uncollected sales Tax refunds of the Business as of the Closing, calculated as of 11:59 p.m. New York time on the date immediately preceding the Closing Date but after giving effect to the completion of the Reorganization Transactions.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Commercial Agreement Amendment” means Amendment No. 1 to the Commercial Agreement, to be executed by and between the Seller and Black Knight Origination Technologies, LLC, a Delaware limited liability company, at the Closing, substantially in the form set forth on Exhibit A, amending that certain Commercial Agreement to be executed by the Parties and certain of their Affiliates in connection with the consummation of the transactions contemplated by the Empower Purchase Agreement.

“Company Plan” means any Benefit Plan sponsored, contributed to or maintained by the Company for the benefit of any current or former Business Employee (except for any plans, programs, or arrangements administered or mandated by a Governmental Authority), and any arrangements between the Company and a current or former Business Employee providing for compensation or benefits.

“Consent Order” means a written order issued by the FTC requiring the Seller, ICE or any of their respective Affiliates to, directly or indirectly, divest to the Purchaser (and/or its Affiliates) the Transferred Interests, in a manner consistent with this Agreement, in order for it to obtain regulatory clearance from the applicable Governmental Authorities to consummate the ICE Transaction.

“Contract” means any written contract, agreement, license, sublicense, lease, sublease, commitment, or sales or purchase order, but excluding any Benefit Plan.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or credit arrangement or otherwise.

“Conveyance Taxes” means all sales, documentary, use, value added, transfer, stamp, stock transfer, recording, registration, and direct or indirect real property and personal property (tangible and intangible) or transfer Taxes (including any penalties and interest). Conveyance Taxes shall not include any Pre-Closing Tax Amount in respect of Taxes of the Company imposed in respect of the Reorganization Transactions.

“Dedicated Contracts” means any Contract entered into between the Seller and/or any of its Affiliates (other than the Company), on the one hand, and one or more third parties, on the other hand, that are exclusively used in the conduct of the Business.

“Deferred Contract Assets” means the aggregate net book value of earned but unbilled revenue (calculated in accordance with the Accounting Principles) as of the Closing, calculated as of 11:59 p.m. New York time on the date immediately preceding the Closing Date but after giving effect to the completion of the Reorganization Transactions.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered to the Purchaser in connection with this Agreement.

“Empower Purchase Agreement” means that certain Equity Purchase Agreement dated as of March 7, 2023, by and among the Seller, Constellation Web Solutions, Inc., a Delaware corporation, and, solely for purposes set forth therein, ICE.

“Encumbrance” means any security interest, pledge, hypothecation, charge, mortgage, lien or encumbrance (excluding any license of, option to license, or covenant not to assert claims of infringement, misappropriation or other violation with respect to, or other permission to use, Intellectual Property).

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

“Environmental Law” means any Law relating to pollution or protection of the environment or natural resources, including ambient air, soil, surface water or groundwater, natural resources or, as it relates to the exposure to hazardous or toxic materials, human health or safety.

“Equity Interests” means, with respect to any Person, (a) any common stock or preferred stock (or any series thereof), any ordinary shares or preferred shares, any other equity securities, capital stock, partnership, membership, limited liability company or similar interest of such Person and any beneficial interests in a trust, (b) any securities that are directly or indirectly convertible, exchangeable or exercisable into any such stock or interests, including any right that would entitle any other Person to directly or indirectly acquire any such interest in such Person, and (c) any right that would otherwise entitle any other Person to share in the equity, profits, earnings, Losses or gains of such first Person (including stock appreciation, phantom stock, profit participation or other similar rights), in each case of clauses (a) through (c), however described and whether voting or non-voting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended through the date hereof.

“Final Closing Statement” means (a) the Initial Closing Statement, if the Seller delivers a Notice of Acceptance or fails to deliver a Notice of Disagreement by the Objection Deadline Date, or (b) the Initial Closing Statement as modified in accordance with Section 2.07(c), if the Seller timely delivers a Notice of Disagreement.

“Fraud” means, solely with respect to the making of a statement of fact by the Seller or the Purchaser in its express representations and warranties set forth in Article III or Article IV or any certificate delivered pursuant to Section 2.05 or Section 2.06, respectively, the actual and intentional misrepresentation of a fact by such Party with the intent to deceive or mislead the other Party, that was material to the claiming Party’s decision to enter into this Agreement and upon which the claiming Party justifiably relied to its detriment.

“FTC Actions” means the Actions initiated and filed by the FTC in connection with (a) In the Matter of Intercontinental Exchange Inc. and Black Knight, Inc., before the Federal Trade Commission, Docket No. 9413, and (b) Federal Trade Commission v. Intercontinental Exchange Inc. and Black Knight, Inc., Case No.3:23-CV-01710 (N.D. Cal.).

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the certificate of incorporation or formation, bylaws, limited liability company agreement and similar governing documents of such Person.

“Governmental Authority” means any federal, national, state, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority of competent jurisdiction.

“Hazardous Materials” means any substance, waste or material defined or regulated as hazardous, acutely hazardous or toxic or that could reasonably be expected to result in liability under any applicable Environmental Law currently in effect, including petroleum, petroleum products, pesticides, dioxin, polychlorinated biphenyls, asbestos and asbestos-containing materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time of applicable determination, without duplication, as applied to any Person: (a) the principal of and accrued and unpaid interest in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable; (b) all obligations of such Person (i) under any performance bond, banker’s acceptance or letter of credit, but only to the extent drawn or called prior to the Closing and (ii) under any lease classified as a finance lease in accordance with GAAP; (c) all guarantees by such Person in respect of any obligations of the type referred to in clauses (a) and (b) of any other Person (in the case of clause (b), only to the extent drawn or called prior to the Closing); (d) in the case of the Company, the Pre-Closing Tax Amount; and (e) for clauses (a) through (c), any termination fees, prepayment penalties, change of control, “breakage” cost or similar payments associated with the repayments of the items set forth in clauses (a) through (d) on the Closing Date to the extent paid on the Closing Date. Notwithstanding the foregoing, “Indebtedness” shall not include (1) obligations under any lease classified as an operating lease in accordance with GAAP or (2) trade payables incurred in the ordinary course.

“Integration Agreement Amendment” means an amendment to the Encompass Partner Connect Agreement by and between Compass Analytics, LLC and Ellie Mae, Inc., dated as of October 15, 2020, as supplemented by the Order Form dated as of October 15, 2020, and as amended by the Amended Order Form dated as of April 30, 2021, substantially in the form set forth on Exhibit B.

“Intellectual Property” means all: (a) patents, (b) Trademarks, (c) copyrights, including copyrights in Software, (d) registrations and applications for registration of any of the foregoing under subclauses (a) – (c) of this definition; and (e) trade secrets, including, to the extent the following constitute trade secrets under applicable Law, know-how and confidential and proprietary information.

“Intercompany Agreements” means any Contract, or arrangement or commitment, including any credit or funding agreement, facility or other arrangement, receivable, payable, claim, demand, right, loan, in each case between the Company, on the one hand, and the Seller or any of its Affiliates (other than the Company), on the other hand.

“IRS” means the Internal Revenue Service of the United States.

“IT Assets” means all Software, computers, firmware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment, and all documentation associated with any of the foregoing, owned by the Company, after taking into account the Reorganization Transactions.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract.

“Long-Stop Date” means September 30, 2024.

“Losses” means Liabilities, losses, damages, claims, costs and expenses, awards, judgments, and penalties (including attorneys’, accountants’, consulting, and expert fees, costs and expenses and premiums for any appeal bond, attachment bond or similar bond expenses) actually suffered or incurred.

“Material Adverse Effect” means any event, circumstance, change, effect, development or condition occurring after the date hereof that, individually or considered together with all other events, circumstances, changes, effects, developments and conditions, has had or would reasonably be expected to have a material adverse effect on the Business; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect” or a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (a) events, circumstances, changes, effects, developments or conditions that generally affect the industries in which the Business operates (including legal and regulatory changes), or the housing or mortgage markets, (b) general economic, financial, market, business, regulatory or political conditions (or changes therein) or events, circumstances, changes, effects, developments or conditions affecting the financial, credit, securities, commodities or derivatives markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates, (c) events, circumstances, changes, effects, developments or conditions arising from, or attributable to, the announcement or the execution of this Agreement, the Merger Agreement or the Empower Purchase Agreement or the pendency of the transactions contemplated hereby or thereby, or the identity of the Purchaser, including any litigation resulting therefrom, any reduction in revenues resulting therefrom, any adverse change in supplier, customer, distributor, employee, financing source, partner or similar relationships resulting therefrom or any change in the credit rating of the Company resulting therefrom, (d) any reduction in the price of services or products offered by the Business in response to the reduction in price of comparable services or products offered by a competitor, (e) any event, circumstance, change, effect, development or condition that results from compliance with the terms of, or the taking of any action required or contemplated by, this Agreement or the Ancillary Agreements, or any action taken, or failure to take action, or such other changes, in each case, which the Purchaser or any of its Affiliates has approved, consented to or requested or otherwise taken or omitted to take (or any action not taken as a result of the failure of the Purchaser to consent to any action requiring Purchaser’s consent pursuant to Section 5.01), or any event, circumstance, change, effect, development or condition that results from compliance with the terms of, or the taking of any action required or contemplated by, the Merger Agreement or the Empower Purchase Agreement, (f) events, circumstances, changes or effects arising from, or attributable to, acts of terrorism, war (whether or not declared), armed hostility, sabotage or other international or national calamity occurring after the date hereof, including any escalation or worsening thereof, (g) events, circumstances, changes, effects, developments or conditions arising from, or attributable to, a hurricane, earthquake, flood or other natural or man-made disaster, act of God, or any epidemic, pandemic, disease, outbreak, health emergency or crisis (including with respect to or as a result of a Pandemic) or other public health conditions (or Pandemic Measures or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak), (h) events, circumstances, changes or effects arising from, or attributable to, changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or applicable Law (including any Pandemic Measures), or the interpretation or enforcement thereof, (i) events, circumstances, changes, effects, developments or conditions arising from, or attributable to, any labor strikes or labor stoppages involving, or any loss of, Business Employees, (j) events, circumstances, changes, effects, developments or conditions arising from, or attributable to, any matter disclosed in, or reasonably determinable from, the Disclosure Schedule, and (k) the failure by the Business or the Company to meet any estimates, expectations, projections or budgets for any period (provided that, to the extent not the subject of any of the foregoing clauses (a) through (j) above, the underlying cause of such failure may be taken into account to determine whether a Material Adverse Effect has occurred), except in the cases of clauses (a), (b), (f), (g) and (h) to the extent (and only to such extent) such event, circumstance, change, effect, development or condition has a materially disproportionate effect on the Business, compared with other Persons operating in the industries in which the Business operates.

“Merger Closing Date” means the Closing Date as defined in the Merger Agreement.

“Neutral Accountant” means an independent accounting firm of international reputation with expertise in accounting matters reasonably acceptable to the Seller and the Purchaser.

“New LLC” means a Delaware limited liability company, the limited liability company interests of which are indirectly owned by the Seller through its Subsidiaries.

“OB Acquiror” means OB Acquiror Corp., a Delaware corporation.

“OB Acquisition” means OB Acquisition, LLC, a Delaware limited liability company.

“Objection Deadline Date” means the date ninety (90) days after delivery by the Purchaser to the Seller of the Initial Closing Statement.

“ordinary course of business”, or any similar expression, means in the ordinary course of the applicable Person’s business, as such Person’s practices may be modified from time to time to take into account any Pandemic Measures.

“Owned Intellectual Property” means the Intellectual Property owned by the Company, after taking into account the Reorganization Transactions.

“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions, strains or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto.

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

“Permitted Encumbrances” means any of the following: (a) Encumbrances for Taxes, assessments, charges, levies or other claims not yet delinquent, or the validity of which are being contested in good faith; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, warehousemen’s, workmen’s and repairmen’s liens, and other similar liens incurred in the ordinary course of business, for amounts not yet delinquent and for which adequate reserves or accruals have been made in accordance with the Accounting Principles, or the validity of which are being contested in good faith; (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (d) Encumbrances, irregularities, easements, reserves, servitudes, encroachments, rights of way or other imperfections of title or possession with respect to real property, the existence of which do not have a Material Adverse Effect or materially interfere with the operation of the Business on the affected property; (e) registered easements, rights-of-way, restrictive covenants and servitudes and other similar rights in land granted to, reserved or taken by any Governmental Authority or public utility or any registered subdivision, development, servicing, site plan or other similar agreement with any Governmental Authority or public utility, (f) customary contractual provisions providing for retention of title to goods until payment is made, but only to the extent adequate reserves or accruals have been made in accordance with the Accounting Principles, (g) matters disclosed in the Financial Statements, (h) Encumbrances that will be released at or prior to the Closing and (i) all other Encumbrances which would not reasonably be expected to materially impair the use of the assets of the Company as currently used in the conduct of the Business.

“Person” means any individual, partnership, firm, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Personal Data” means any information that identifies an individual Person, including any information that is defined as “personal data”, “personally identifiable information”, “personal information”, “protected health information” or “sensitive personal information” under any applicable Law.

“Pre-Closing Tax Amount” means an amount equal to any Taxes imposed on the Company in a Pre-Closing Tax Period as a result of the Reorganization Transactions (without duplication for any amounts included in Tangible Liabilities or otherwise included in Indebtedness).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pledge Agreement” means that certain Security and Pledge Agreement to be entered into by and between the Seller and the Purchaser, substantially in the form set forth on Exhibit C.

“Real Property” means all real property, leaseholds and other interests in real property, together with all interests in the buildings, improvements, facilities and structures located thereon, the fixtures, systems, equipment and items of personal property affixed or appurtenant thereto and the easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

“Reference Statement” means the sample statement setting forth, for illustrative purposes, the Closing Date Tangible Net Assets Amount, the Closing Date TMR Amount, the Closing Indebtedness Amount and the Closing Cash Amount, in each case, calculated assuming that the Closing had occurred on May 31, 2023, a copy of which is set forth on Exhibit D.

“Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Released Matters” means any and all Actions, causes of action, executions, judgments, duties, debts, dues, accounts, claims and demands whatsoever, whether in law or in equity (whether based upon contract, tort or otherwise and whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise), which the Releasing Parties may have against each of the Released Parties (including in any Released Party’s capacity as an equityholder or Representative of the Company, as applicable), now or in the future, in each case in respect of any cause, matter or thing to the extent relating to (a) with respect to the Purchaser Releasing Parties, the Company, the operation of the Business, the relationship of the Seller or its Subsidiaries (other than the Company) with the Company or any actions taken or failed to be taken by any of the Seller Released Parties in any capacity related to the Business or the Company, in each case, occurring or arising on or prior to the Closing, or (b) with respect to the Seller Releasing Parties, the Company or the operation of the Business, in each case, occurring on or prior to the Closing, in each case of clauses (a) and (b), other than to the extent arising under this Agreement or the Ancillary Agreements.

“Reorganization Transactions” means (a) the contribution by OB Acquisition and OB Acquiror of all of the Transferred Interests to New LLC in exchange for Equity Interests in New LLC and (b) the transactions contemplated by Section 5.06, Section 5.08, Section 6.01(a) and Section 6.01(c).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, consultants, agents, advisors and representatives.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Counsel” means the law firms set forth on Section 5.12 of the Disclosure Schedule.

“Seller Note” means that certain Promissory Note to be issued by the Purchaser to the Seller at the Closing, substantially in the form of Exhibit E, in the principal amount of the Seller Note Amount.

“Seller Note Amount” means $500,000,000.

“Seller Plan” means any Benefit Plan sponsored, contributed to or maintained by the Seller or any of its Affiliates (other than the Company) for the benefit of any current or former Business Employee or independent contractor (who is a natural Person) providing services to the Business (except for any plans, programs, or arrangements administered or mandated by a Governmental Authority).

“Seller’s Knowledge”, “Knowledge of the Seller” or similar terms used in this Agreement mean the actual knowledge of the Persons listed on Schedule V as of the date of this Agreement.

“Shared Contract” means any Contract (excluding any Contract (a) that is a real property lease, (b) that relates to any license or other right to use any Intellectual Property (other than Contracts with customers of the Business), (c) for the use of commercially available off-the-shelf enterprise software or (d) the benefit of which the Company will have following the Closing pursuant to the Transition and Separation Services Agreement) entered into between the Seller and/or any of its Affiliates, on the one hand, and one or more third parties, on the other hand, for the benefit of both the Business and any other business conducted by the Seller or any of its Affiliates (other than the Company), excluding any Bundled Contract.

“Signing TMR Amount” means $62,899,000.

“Software” means all software, computer programs, operating systems, tools, data and databases, interfaces, firmware, modules, algorithms and routines (in both source code and object code form) and all documentation and materials relating to any of the foregoing.

“Specified Retention Bonus Agreements” means the retention bonus agreements set forth under Item 2 on Section 6.01(c) of the Disclosure Schedule entered into in connection with the ICE Transaction.

“Specified Retention Bonus Amounts” means the payments that are payable to certain Transferred Employees in accordance with and subject to the terms and conditions of the Specified Retention Bonus Agreements.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such Person is a managing member or general partner; (b) at least a majority of the Equity Interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such entity is directly or indirectly owned or controlled by such Person or by any one or more of such Person’s Subsidiaries, or by such Person and one or more of its Subsidiaries or (c) at least a majority of the Equity Interests is directly or indirectly owned or controlled by such Person or by any one or more of such Person’s Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tangible Assets” means, as of a specified time, the aggregate book value of only the following assets of the Business, calculated in accordance with the Accounting Principles: (a) accounts receivable; (b) inventory (if any); (c) pre-paid expenses; (d) Deferred Contract Assets; (e) fixed assets, net of any accumulated depreciation or amortization; and (f) other non-current assets; and excluding, for the avoidance of doubt, (i) Cash, (ii) any intangible assets such as goodwill, capitalized or acquired software, or any intercompany balances (which will be settled prior to Closing) and (iii) deferred Tax assets.

“Tangible Liabilities” means, as of a specified time, the aggregate book value of the following liabilities of the Business, calculated in accordance with the Accounting Principles: (a) accounts payable; (b) advanced billings or deferred revenue; (c) sales taxes payable; (d) employee-related payables (including accrued vacation, accrued commissions, payroll and payroll taxes payable, amounts payable under any retention bonus agreements, and any contributions, accrued liabilities, or amounts otherwise owing or related to any benefit plans); and (e) accrued expenses or liabilities; but excluding any (i) income Tax liabilities, (ii) deferred Tax liabilities and (iii) Transaction Expenses.

“Target Closing Date Tangible Net Assets Amount” means $3,815,000.

“Tax” or “Taxes” means (a) all income, profits, capital gains, goods and services, branch, payroll, unemployment, windfall profits, franchise, gross receipts, capital, net worth, sales, use, withholding, value added, ad valorem, registration, employment, social security, disability, occupation, real property, personal property (tangible and intangible), escheat and unclaimed property obligation, stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise, withholdings, duties, levies, imposts, license, registration and other taxes (including any penalties and additions to any such taxes and interest thereon) imposed by any Governmental Authority and (b) any liability for or in respect of any item described in clause (a) as a transferee or successor, by contract, or as a result of having filed any Tax Return on a combined, consolidated, unitary, affiliated, or similar basis with any other Person.

“Tax Returns” means any return, statement, report, election form or filing, including in each case any amendments, schedules or attachments thereto, filed or required to be filed with any Governmental Authority in respect of Taxes.

“Taxing Authority” means any Governmental Authority that is responsible for the administration or imposition of any Tax.

“Threshold TMR Amount” means an amount equal to the product of (a) 0.95 and (b) the Signing TMR Amount.

“Trademarks” means all trademarks, service marks, trade names, trade dress and Internet domain names, together with the goodwill associated exclusively therewith.

“Trailing Minimum Revenue” means, as of a specified time, the trailing six months net revenue of the Business derived from contractual commitments involving minimum payment obligations, calculated in accordance with the Accounting Principles.

“Transaction Expenses” means, without duplication and to the extent not paid prior to the Closing, (a) any costs, fees and expenses incurred by or on behalf of the Company prior to the Closing in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of the financial advisors, legal counsel, investment bankers, accountants, auditors and other advisors, and (b) solely to the extent triggered by the consummation of the Transaction and not (i) because of any action of the Purchaser or any of its Affiliates (including the Company from and after the Closing), or (ii) dependent on another event (or the passage of time) occurring from and after the Closing (contingent or otherwise), any “change of control”, “sale” or similar bonus or payment (including the Company’s portion of any payroll Taxes associated with such bonus or payment (other than the employer’s share of any U.S. social security Taxes payable to employees (A) with a base salary (disregarding, for this purpose, any payments of the type referred to in this clause (b)) in excess of $160,200 or (B) the 2022 calendar year W-2 wages of which exceeded $160,200 and whose W-2 wages for the 2023 calendar year (disregarding, for this purpose, any payment of the type referred to in this clause (b)) are reasonably expected to exceed $160,200)), in each case, without duplication for any Taxes taken into account in computing the Closing Date Tangible Net Assets Amount, or the Closing Indebtedness Amount.

“Transition and Separation Services Agreement” means the Transition and Separation Services Agreement to be executed by the Parties at the Closing, substantially in the form of Exhibit F.

“Treasury Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Uncollected Accounts Receivable” means the aggregate amount of Closing Accounts Receivable that are not collected by the Company or its Affiliates on or prior to the Closing Anniversary; provided that the Uncollected Accounts Receivable shall not include the amount of any Closing Accounts Receivable (or any portion thereof) the payment obligation of which is (a) waived by the Company or any of its Affiliates or (b) agreed to be deferred by the Company or any of its Affiliates to be paid following the Closing Anniversary.

“Uncollected Sales Tax Refund Amount” means any portion of the Closing Uncollected Sales Tax Refund Amount that is not received by the Company or its Affiliates on or prior to the Closing Anniversary.

SECTION 1.02 Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Agreement”	Preamble
“Antitrust Litigation Action”	5.02(d)
“Authorizations”	3.10(a)
“Bankruptcy Code”	5.15(d)
“Business Insurance Policies”	3.19
“Cash Purchase Price”	2.02
“Chosen Court”	11.12
“Closing”	2.03
“Closing Date”	2.03
“Closing Date Payment Amount”	2.07(a)(vii)
“Closing Overpayment”	2.07(e)(ii)
“Closing Underpayment”	2.07(e)(i)
“Company”	Recitals
“Company Indemnitee”	5.13(a)
“Confidentiality Agreement”	5.04(a)
“Contract Split”	5.06(b)
“Contracting Parties”	11.17(a)
“Disputed Items”	2.07(c)
“Estimated Closing Cash Amount”	2.04(a)(1)(iv)
“Estimated Closing Date Payment Amount”	2.04(b)
“Estimated Closing Date Tangible Net Assets Excess”	2.04(a)
“Estimated Closing Date Tangible Net Assets Shortfall”	2.04(a)
“Estimated Closing Date TMR Shortfall”	2.04(a)
“Estimated Closing Indebtedness Amount”	2.04(a)
“Estimated Transaction Expenses”	2.04(a)
“Final Purchase Price Allocation”	2.09
“Financed Purchase Price”	2.02
“Financial Statements”	3.06(a)
“FTC”	Recitals
“FTC Order”	5.02(j)
“Guarantees”	Recitals
“Guarantors”	Recitals
“ICE”	Recitals
“ICE Transaction”	Recitals

“Initial Closing Statement”	2.07(a)
“Intended Tax Treatment”	7.06(a)
“Leased Real Property”	3.13(a)
“Licensed Period”	5.15(b)
“Merger Agreement”	Recitals
“Material Contracts”	3.18(a)
“Material Customer”	3.18(a)
“Non-Party Affiliates”	11.17(a)
“Notice of Acceptance”	2.07(c)
“Notice of Disagreement”	2.07(c)
“Open Source”	3.11(d)
“Partial Assignment”	5.06(b)
“Parties”	Preamble
“Payment Guarantee”	Recitals
“Payment Guarantor”	Recitals
“Performance Guarantee”	Recitals
“Performance Guarantor”	Recitals
“Post-Closing Covenant”	9.01(b)
“Proposed Purchase Price Allocation”	2.09
“Purchase Price”	2.02
“Purchaser”	Preamble
“Purchaser Licensees”	5.15(b)
“Purchaser Related Parties”	5.12(a)
“Purchaser Released Parties”	11.16(c)
“Purchaser Releasing Parties”	11.16(a)
“Purchaser 401(k) Plan”	6.01(g)
“Real Property Leases”	3.13(a)
“Reimbursable Expenses”	10.03(a)
“Registered Owned Intellectual Property”	3.11(a)
“Released Parties”	11.16(c)
“Releasing Parties”	11.16(c)
“Relevant Person”	5.06(d)
“Relevant Transferee”	5.06(d)
“R&W Insurance Policy”	9.02
“R&W Subrogation Waiver”	9.02(a)
“R&W Subrogation Waiver Beneficiary”	9.02(c)
“Seller”	Preamble
“Seller 401(k) Plan”	6.01(g)
“Seller Licensees”	5.18(b)
“Seller Marks”	5.15(b)
“Seller Related Parties”	5.12(a)
“Seller Released Parties”	11.16(a)
“Seller Releasing Parties”	11.16(c)
“Solvent”	4.05
“Specified Seller Plans”	6.01(c)
“Sub”	Recitals

“Tail Policy”	5.13(d)
“Transferred Employees”	6.01(a)
“Transferred Interests”	Recitals

 SECTION 1.03 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)    when a reference is made to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(b)    the table of contents and headings are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)    the words “include”, “includes” or “including” are used are deemed to be followed by the words “without limitation”;

(d)    the words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)    the term “as of the date hereof” means as of the date of this Agreement;

(f)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h)    references to a Person are also to its successors and permitted assigns;

(i)    when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day; and

(j)    the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

 SECTION 2.01 Purchase and Sale of the Transferred Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall, and shall cause its relevant Subsidiaries to, sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller and its relevant Subsidiaries, all right, title and interest in and to the Transferred Interests.

 SECTION 2.02 Purchase Price. Subject to the adjustments set forth in Section 2.07, the purchase price for the Transferred Interests shall be an aggregate amount of $700,000,000 (the “Purchase Price”), which shall be paid as follows, in accordance with the provisions of this Article II: (a) an amount equal to the Seller Note Amount shall be paid by execution and delivery of the Seller Note to the Seller (the “Financed Purchase Price”) and (b) the remainder shall be paid in cash (the “Cash Purchase Price”).

 SECTION 2.03 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Transferred Interests contemplated by this Agreement shall take place via the electronic exchange of documents and signature pages (the “Closing”) at 8:00 am ET on the second (2nd) Business Day following the date of satisfaction (or, to the extent permitted by Law, waiver by all Parties) of the conditions to the obligations of the Parties set forth in Section 8.01 and Section 8.02 (other than those conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or, in either case, at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

SECTION 2.04 Closing Adjustment of Purchase Price.

(a)    No later than two (2) Business Days prior to the anticipated Closing Date, the Seller shall deliver to the Purchaser a written statement that sets forth the Seller’s good faith estimate, applying the Accounting Principles, of (i) the Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”), (ii) the Closing Cash Amount (the “Estimated Closing Cash Amount”), (iii) the Transaction Expenses (the “Estimated Transaction Expenses”), (iv) the Closing Date Tangible Net Assets Amount and the resulting Closing Date Tangible Net Assets Excess (the “Estimated Closing Date Tangible Net Assets Excess”), if any, or the resulting Closing Date Tangible Net Assets Shortfall (the “Estimated Closing Date Tangible Net Assets Shortfall”), if any, (v) the Closing Date TMR Amount and the resulting Closing Date TMR Shortfall (the “Estimated Closing Date TMR Shortfall”), if any, (vi) the Estimated Closing Date Payment Amount, (vii) the Closing Accounts Receivable and (viii) the Closing Uncollected Sales Tax Refund Amount. For the avoidance of doubt, if (1) the Closing Date occurs on or before the date that is ninety (90) days following the date hereof, the Closing Date TMR Shortfall shall equal zero (0) or (2) the Threshold TMR Amount is equal to, or less than, the Closing Date TMR Amount, there shall be no Closing Date TMR Shortfall.

(b)     The “Estimated Closing Date Payment Amount” shall be an amount equal to the following:

(i)	the Purchase Price;

(ii)	minus the Seller Note Amount;

(iii)	minus the Estimated Closing Indebtedness Amount;

(iv)	minus the Estimated Transaction Expenses;

(v)	plus the Estimated Closing Cash Amount;

(vi)    plus the Estimated Closing Date Tangible Net Assets Excess, if any, or minus the Estimated Closing Date Tangible Net Assets Shortfall, if any;

(vii)    minus the Estimated Closing Date TMR Shortfall, if any.

 SECTION 2.05 Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a)    duly executed instruments of transfer of the Transferred Interests, in form and substance reasonably satisfactory to the Seller and the Purchaser;

(b)    a properly executed IRS Form W-9 from New LLC;

(c)    a certificate, dated as of the Closing Date and executed by a duly authorized individual, on behalf of the Seller, certifying as to the matters set forth in Section 8.02(a);

(d)    executed counterparts of each Ancillary Agreement to which the Seller or the Company is a party; and

(e)    any resignation letters obtained by the Seller pursuant to Section 5.14.

 SECTION 2.06 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to:

(a)    the Seller, an amount equal to the Estimated Closing Date Payment Amount, by wire transfer in immediately available funds to the account designated in a written notice to the Purchaser by the Seller at least two (2) Business Days before the Closing;

(b)    each payee thereof, by wire transfer in immediately available funds to the account(s) designated in a written invoice submitted by such payee, the applicable Estimated Transaction Expenses, in the amount set forth in such invoice;

(c)    the Seller, executed counterparts of the Seller Note and each other Ancillary Agreement to which the Purchaser or any of its Affiliates is a party;

(d)    the Seller, a certificate, dated as of the Closing Date and executed by a duly authorized officer of the Purchaser, certifying as to the matters set forth in Section 8.01(a); and

(e)    the Seller, UCC financing statements for each appropriate jurisdiction as is necessary, in the Seller’s discretion, to perfect the Seller’s security interest in the Collateral (as defined in the Pledge Agreement) that may be perfected by the filing of a financing statement under the Uniform Commercial Code, which shall be prepared and filed by and at Seller’s sole cost.

 SECTION 2.07 Post-Closing Adjustment of Purchase Price.

(a)    As soon as reasonably practicable after the Closing Anniversary, but in no event later than three hundred eighty (380) days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a statement prepared in good faith and in accordance with the Accounting Principles, together with reasonably detailed supporting information (the “Initial Closing Statement”), setting forth the Purchaser’s determination of (i) the Closing Indebtedness Amount, (ii) the Closing Cash Amount, (iii) the Transaction Expenses, (iv) the Closing Date Tangible Net Assets Amount and the resulting Closing Date Tangible Net Assets Excess, if any, or Closing Date Tangible Net Assets Shortfall, if any, (v) the Closing Date TMR Amount and the resulting Closing Date TMR Shortfall, if any, (vi) the Closing Accounts Receivable, (vii) the Uncollected Accounts Receivable, (viii) the Closing Uncollected Sales Tax Refund Amount, (ix) the Uncollected Sales Tax Refund Amount and (x) the Closing Date Payment Amount. The “Closing Date Payment Amount” shall be an amount equal to the following: (A) the Purchase Price, minus (B) the Seller Note Amount, minus (C) the Closing Indebtedness Amount, minus (D) the Transaction Expenses, plus (E) the Closing Cash Amount, plus (F) the Closing Date Tangible Net Assets Excess, if any, or minus (G) Closing Date Tangible Net Assets Shortfall, if any, minus (H) the Closing Date TMR Shortfall, if any, minus (I) the Uncollected Accounts Receivable, minus (J) the Uncollected Sales Tax Refund Amount. The Initial Closing Statement shall be prepared in the form set forth in the Reference Statement and the Closing Date Payment Amount (for all purposes of this Section 2.07) shall be calculated in accordance with the illustrative calculation included therein. The calculations included in the Initial Closing Statement (and the calculation of the Closing Date Payment Amount for all purposes of this Section 2.07) (x) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement and (y) shall exclude the effects of any act, decision, event, change in circumstance or similar development occurring or arising on or after the Closing.

(b)    Throughout the period following the Closing Date until the determination of the Final Closing Statement, the Purchaser and the Company shall permit the Seller and its Representatives reasonable access (with the right to make copies), during normal business hours upon reasonable advance notice, to the relevant financial books and records of the Purchaser and the Company solely for the purposes of the review and objection right contemplated herein, together with reasonable access to the individuals responsible for the preparation of the Initial Closing Statement in order to respond to the inquiries of the Seller and its Representatives related thereto.

(c)    The Seller shall deliver to the Purchaser by the Objection Deadline Date either a notice indicating that the Seller accepts the Initial Closing Statement (the “Notice of Acceptance”) or a detailed statement describing each of its objections to the Initial Closing Statement (the “Notice of Disagreement”). If the Seller timely delivers a Notice of Disagreement, only those matters specified in such Notice of Disagreement shall be deemed to be in dispute (such matters, the “Disputed Items”). The Notice of Disagreement shall specify what the Seller reasonably believes is the correct amount for each Disputed Item. Any component of the calculations set forth in the Initial Closing Statement that is not the subject of a timely delivered Notice of Disagreement by the Seller shall be final and binding upon the Seller and the Purchaser, unless the resolution of any Disputed Item affects an undisputed component of the Initial Closing Statement, in which case such undisputed component shall, notwithstanding the failure to object to such component in the Notice of Disagreement, be considered a “Disputed Item” to the extent affected by such resolved Disputed Item. For the avoidance of doubt, if the Seller fails to deliver either a Notice of Acceptance or a Notice of Disagreement to the Purchaser by the Objection Deadline Date, then all items in the Initial Closing Statement, including the Purchaser’s calculation of the Closing Date Payment Amount, shall be final and binding upon the Seller and the Purchaser, and, as such, such Initial Closing Statement shall be the Final Closing Statement pursuant to Section 2.07(e).

(d)    The Disputed Items shall be resolved as follows:

(i)    The Seller and the Purchaser shall first use their reasonable efforts to resolve such Disputed Items.

(ii)    Any resolution by the Seller and the Purchaser as to such Disputed Items shall be final and binding upon the Parties.

(iii)    If the Seller and the Purchaser do not reach a resolution of all Disputed Items within thirty (30) days after delivery of the Notice of Disagreement, the Seller and the Purchaser shall, within fifteen (15) days following the expiration of such thirty (30)-day period, engage the Neutral Accountant to resolve any Disputed Items. If one or more Disputed Items are submitted to the Neutral Accountant for resolution, the Seller and the Purchaser shall enter into a customary engagement letter, and, to the extent necessary, each of the Seller and the Purchaser shall waive and cause its Affiliates to waive any then-existing conflicts with the Neutral Accountant and shall cooperate with the Neutral Accountant in connection with its determination pursuant to this Section 2.07. Within fifteen (15) Business Days after the Neutral Accountant has been retained, each of the Seller and the Purchaser shall furnish, at its own expense, to the Neutral Accountant and the other Party a written statement of its positions with respect to each Disputed Item. Within ten (10) Business Days after the expiration of such fifteen (15)-Business Day period, each of the Seller and the Purchaser may deliver to the Neutral Accountant and to each other its response to the other’s position on each Disputed Item. With each submission, each of the Seller and the Purchaser shall furnish to the Neutral Accountant such information and documents as may be requested by the Neutral Accountant and may also furnish to the Neutral Accountant such other information and documents as such Party deems relevant, in each case with copies being given to the other Party substantially simultaneously. The Neutral Accountant shall, at its discretion or at the written request of the Seller and the Purchaser, conduct a conference concerning the Disputed Items and each of the Seller or the Purchaser shall have the right to present additional documents, materials and other information and to have present its Representatives at such conference. No Party or its Representatives shall be permitted to engage in any ex-parte communications (whether written or oral) with the Neutral Accountant.

(iv)    The Neutral Accountant shall be instructed to resolve only the Disputed Items and shall be instructed not to investigate any other matter independently. In resolving any Disputed Item, the Neutral Accountant may not assign a greater or lesser value to any Disputed Item than that assigned to such Disputed Item by the Purchaser or the Seller in the Initial Closing Statement or the Notice of Disagreement, as applicable. The Seller and the Purchaser shall request that the Neutral Accountant (A) make a final determination of all the Disputed Items within forty (40) Business Days from the date the Disputed Items were submitted to the Neutral Accountant and (B) provide a reasonably detailed basis for its determination in respect of each Disputed Item.

(v)    The resolution by the Neutral Accountant of the Disputed Items, absent intentional misconduct or manifest error, shall be final and binding upon the Parties. The Parties agree that the procedures set forth in this Section 2.07(d) for resolving disputes with respect to the Initial Closing Statement and the Closing Date Tangible Net Assets Amount shall be the sole and exclusive method for resolving any such disputes.

(vi)    The fees and expenses of the Neutral Accountant incurred pursuant to this Section 2.07(d) shall be borne one-half by the Purchaser, on the one hand, and one-half by the Seller, on the other hand, or, if deemed appropriate by the Neutral Accountant, in inverse proportion as they may prevail on matters resolved by the Neutral Accountant, which proportionate allocations shall also be determined by the Neutral Accountant. The fees and disbursements of the Seller incurred in connection with its review of the Initial Closing Statement, its preparation of any Notice of Disagreement and its preparation of any written submissions to the Neutral Accountant shall be borne by the Seller, and the fees and disbursements of the Purchaser incurred in connection with its preparation of the Initial Closing Statement, its review of any Notice of Disagreement and its preparation of any written submissions to the Neutral Accountant shall be borne by the Purchaser.

(vii)    The Neutral Accountant shall act as an expert, not as an arbitrator, in resolving such Disputed Items. The proceeding before the Neutral Accountant shall be an expert determination under applicable Laws governing expert determination and appraisal proceedings.

(e)    The Initial Closing Statement, including any modifications resulting from the resolution pursuant to Section 2.07(d) of any Disputed Items set forth in the Notice of Disagreement, shall be deemed to be the Final Closing Statement and be final and binding upon the Seller and the Purchaser for the purposes of this Agreement upon the earliest to occur of (i) the delivery by the Seller of the Notice of Acceptance or the failure of the Seller to deliver the Notice of Disagreement by the Objection Deadline Date; (ii) the resolution of all Disputed Items by the Seller and the Purchaser pursuant to Section 2.07(d)(i); and (iii) the resolution of all Disputed Items pursuant to Section 2.07(d)(iv) by the Neutral Accountant. Within five (5) Business Days after the Final Closing Statement becomes or is deemed to be final and binding upon the Parties, an adjustment to the Estimated Closing Date Payment Amount, and payment by wire transfer of immediately available funds in respect thereof shall be made as follows:

(i)    If the Closing Date Payment Amount, as finally determined in accordance with the foregoing provisions of this Section 2.07, exceeds the Estimated Closing Date Payment Amount (such difference, the “Closing Underpayment”), the Purchaser shall pay to the Seller the Closing Underpayment to a bank account designated in writing by the Seller (such designation to be made within two (2) Business Days after the Final Closing Statement becomes or is deemed final).

(ii)    If the Closing Date Payment Amount, as finally determined in accordance with the foregoing provisions of this Section 2.07, is less than the Estimated Closing Date Payment Amount (such difference, the “Closing Overpayment”), the Seller shall pay to the Purchaser the Closing Overpayment to a bank account designated in writing by the Purchaser (such designation to be made within two (2) Business Days after the Final Closing Statement becomes or is deemed final).

(iii)    For the avoidance of doubt, if the Closing Date Payment Amount, as finally determined in accordance with the foregoing provisions of this Section 2.07, is equal to the Estimated Closing Date Payment Amount, no payment from either Party shall be required.

(f)    No amount with respect to a matter shall be double-counted in the calculation of the Estimated Closing Date Payment Amount or the Closing Date Payment Amount.

(g)    Following the Closing, the Purchaser shall, and shall cause the Company to, use commercially reasonable and good faith efforts to collect the Closing Accounts Receivable prior to the Closing Anniversary.

(h)    Following the Closing, the Purchaser shall, and shall cause the Company to, (i) use commercially reasonable and good faith efforts to collect the Closing Uncollected Sales Tax Refund Amount and (ii) promptly pay to the Seller, and in any event within five (5) Business Days after receipt thereof, any portion of the Closing Uncollected Sales Tax Refund Amount received by the Company following the Closing Anniversary.

 SECTION 2.08 Withholding. Notwithstanding any other provision in this Agreement to the contrary, the Parties shall be entitled to deduct and withhold from the consideration otherwise payable (directly or indirectly) pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provisions of state, local or foreign Law; provided, that the Purchaser and its Affiliates, as applicable, acknowledge that they have no knowledge as of the date hereof of any obligation to deduct and withhold from any non-compensatory amount otherwise payable pursuant to this Agreement provided that the certificate described in Section 2.05(b) is delivered by the Seller. Prior to making any deduction or withholding from any amount payable to this Agreement that is not treated as compensation for U.S. federal income tax purposes, the Purchaser shall use commercially reasonable efforts to provide five (5) Business Days’ prior written notice to the Seller of the obligation to deduct and withhold. The Purchaser agrees to accept, and cause any other applicable withholding agent to accept, properly completed and duly executed documentation that is provided at least one (1) day prior to the applicable payment that will permit, under applicable Law, any non-compensatory payment to be made without, or at a reduced rate of, deduction or withholding under applicable Law. To the extent that a Party is required to deduct and withhold from amounts payable hereunder, and that such deduction and withholding is timely made and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.

SECTION 2.09 Allocation of the Purchase Price. The Seller and the Purchaser shall allocate the Purchase Price and any other items properly treated as consideration for applicable Tax purposes to the assets of the Company, in each case, under the principles of Section

1060 of the Code and the Treasury Regulations promulgated thereunder and, if required, the applicable rules of any jurisdiction where such assets are located. The Seller, within sixty (60) days after the Closing, shall provide the Purchaser with a proposed allocation of the Purchase Price (and any other items treated as consideration for Tax purposes) in the manner described in the preceding sentence (the “Proposed Purchase Price Allocation”). The Parties acknowledge and agree that Purchaser (and its Affiliates) will not report any recognition of income attributable to prepaid income or deferred revenue, and Seller (and its Affiliates) shall not report any payment or deemed payment to Purchaser (or its Affiliates) in exchange for the assumption of any liabilities hereunder, under the principles of James M. Pierce Corp. v. Comm’r, 326 F.2d 67 (8th Cir. 1964), Revenue Ruling 68-112, 1968-1 C.B. 62 or Revenue Ruling 71-450, 1971-2 CB 78. If the Purchaser submits comments to the Seller on such Proposed Purchase Price Allocation within ninety (90) days following the delivery by the Seller of the Proposed Purchase Price Allocation, the Seller and the Purchaser shall make a good faith attempt to agree on modifications to the Proposed Purchase Price Allocation that address such comments no later than thirty (30) days following the receipt by the Seller of such comments, and if the Parties reach an agreement on all such comments, the mutually agreed allocation shall become final; provided that if the Purchaser does not submit comments to the Seller within thirty (30) days following the delivery by the Seller of the Proposed Purchase Price Allocation, the Proposed Purchase Price Allocation shall become final (any such final allocation, the “Final Purchase Price Allocation”). The Final Purchase Price Allocation shall be revised solely to reflect subsequent adjustments to the Purchase Price pursuant to Section 2.07 or otherwise (if any), which shall be reflected in a manner consistent with the items resulting in such adjustment. If a Final Purchase Price Allocation arises pursuant to this Section 2.09, then the Seller and the Purchaser agree to report the transactions contemplated in this Agreement for all Tax purposes in a manner consistent with the Final Purchase Price Allocation and to not take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise, unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. Law). If the Parties are unable to agree upon a Final Purchase Price Allocation pursuant to this Section 2.09, then the matters in dispute (but only the matters in dispute) shall be submitted to the Neutral Accountant. The Neutral Accountant shall resolve the matters in dispute in accordance with the principles of Section 2.07(d)(iii)-(iv), mutatis mutandis, and its decision as to such matters shall be final and binding on the Parties. The fees, costs and expenses of the Neutral Accountant shall be borne by the Parties under the principles of Section 2.07(d)(vi), mutatis mutandis.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

All representations and warranties made in this Article III shall be made as if the Reorganization Transactions shall have already occurred (except to the extent expressly set forth otherwise). The Seller hereby represents and warrants to the Purchaser, except as set forth in the Disclosure Schedule:

SECTION 3.01 Organization, Authority and Qualification of the Seller. The Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not materially and adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which it is a party. The execution and delivery by the Seller of this Agreement and the Ancillary Agreements to which the Seller is a party, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller. This Agreement has been, and upon their execution the Ancillary Agreements to which it is a party shall have been, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser and the other parties hereto or thereto) this Agreement constitutes, and upon their execution the Ancillary Agreements to which it is a party shall constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to the Enforceability Exceptions.

SECTION 3.02 No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 3.05, and except as may result from any facts or circumstances relating solely to the Purchaser or its Affiliates or as described in Section 3.02 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller does not and will not (a) violate, conflict with, or result in the breach of any provision of the Governing Documents of the Seller, (b) violate any Law or Governmental Order applicable to the Seller or (c) violate, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on the Transferred Interests pursuant to any Material Contract to which the Seller or any of its Affiliates (other than the Company) is a party or by which any of the Transferred Interests is bound or affected, except, in the case of clauses (b) and (c) above, as would not materially and adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

SECTION 3.03 Organization, Authority and Qualification of the Company. The Company is duly organized, validly existing and in good standing under the Laws of the State of Texas, and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

SECTION 3.04 Ownership of Transferred Interests and Capitalization.

(a)    The capitalization of the Company, as of the date hereof, is set forth on Section 3.04(a) of the Disclosure Schedule.

(b)    All of the Transferred Interests are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. The Transferred Interests constitute all of the issued and outstanding Equity Interests of the Company.

(c)    Except as contemplated by the Reorganization Transactions, there are no options, warrants, convertible securities, stock appreciation, phantom stock, profit participation or other rights, agreements, arrangements or commitments of any character relating to the Equity Interests in the Company or obligating the Seller or any of its Subsidiaries, including the Company, to issue or sell any Equity Interests in the Company.

(d)    The Transferred Interests are owned of record and beneficially by one or more Subsidiaries of the Seller free and clear of all Encumbrances (other than Permitted Encumbrances or restrictions under applicable federal, state or other securities Laws). Immediately following the Closing, the Purchaser will own one hundred percent (100%) of the Equity Interests in the Company, free and clear of all Encumbrances (other than Permitted Encumbrances or restrictions under applicable federal, state or other securities Laws).

(e)    There is no other Person in which the Company owns, of record or beneficially, any direct or indirect Equity Interest or any right (contingent or otherwise) to acquire the same.

 SECTION 3.05 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Seller and each Ancillary Agreement to which it is a party does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Section 3.05 of the Disclosure Schedule, (b) the approval of the FTC, or any Governmental Order, that permits the Closing to occur, or the expiration or early termination of any applicable waiting period under the HSR Act, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have a Material Adverse Effect, or (d) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.

 SECTION 3.06 Financial Information.

(a)    Section 3.06(a) of the Disclosure Schedule sets forth (i) the unaudited balance sheet of the Company as of December 31, 2022 and December 31, 2021, and the related unaudited statements of operations of the Company for the years then ended, and (ii) the unaudited balance sheet of the Company as of May 31, 2023, and the related unaudited statements of operations of the Company for the five-month period ended as of such date (collectively, the “Financial Statements”).

(b)    The Financial Statements (i) present fairly, in all material respects, the financial condition and results of operations of the Company as of the dates thereof or for the periods covered thereby and (ii) were prepared in all material respects in accordance with GAAP applied on a basis consistent with the past practices of the Seller, except that the Financial Statements do not contain notes or statements of cash flow, reflect certain assumptions and have been adjusted to include the conforming adjustments set forth on Section 3.06(b) of the Disclosure Schedule.

(c)    To the Seller’s Knowledge, as of the date hereof, the Ancillary Financial Files are true and correct in all material respects.

 SECTION 3.07 Absence of Undisclosed Material Liabilities. The Company does not have any Liabilities that do not relate to the conduct of the Business or of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities (a) reserved against or provided for in the Financial Statements (including the notes thereto), (b) incurred in the ordinary course of business consistent with past practice since May 31, 2023, (c) incurred under this Agreement or in connection with the transactions contemplated hereby, (d) set forth in Section 3.07 of the Disclosure Schedule or (e) that have not had and would not reasonably be expected to have a Material Adverse Effect.

 SECTION 3.08 Conduct in the Ordinary Course. Since May 31, 2023 and through the date hereof, (a) the Business has been conducted in the ordinary course of business in all material respects and (b) there has not occurred any Material Adverse Effect.

 SECTION 3.09 Litigation. Except for the FTC’s investigation of the ICE Transaction and the FTC Actions, there is no Action by or against the Company or otherwise related to the Business pending before any Governmental Authority that would be material to the Business.

SECTION 3.10 Compliance with Laws.

(a)    The Company is (and since September 15, 2020 has been) in compliance with all Laws applicable to the Company and all internal and posted policies related to the data privacy of third parties (including customers and clients of the Company), except for such noncompliance that, individually or in the aggregate, would not reasonably be expected to be material to the Business. The Company has (and since September 15, 2020 has had) in effect all approvals, authorizations, registrations, licenses, exemptions, permits, franchises, tariffs, grants, easements, variances, exceptions, certificates, orders and consents of Governmental Authorities (collectively, “Authorizations”) necessary for it to own, lease and operate its properties and assets and to conduct the operation of the Business as presently conducted, and all such Authorizations are in full force and effect, except for such Authorizations the absence of which, or the failure of which to be in full force and effect, is not and would not reasonably be expected to be material to the Business. The Company is not in violation or breach of, or default under, any Authorization, and, to the Seller’s Knowledge, no suspension or cancellation of any Authorization is pending or threatened, except where such violation, breach, default, suspension or cancellation would not reasonably be expected to be material to the Business. No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company under, any Authorization (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business. This Section 3.10(a) does not relate to environmental matters, which are the subject of Section 3.14, labor and employment matters, which are the subject of Section 3.16, employee benefit matters, which are the subject of Section 3.15, and tax matters, which are the subject of Section 3.17.

(b)    Since September 15, 2020, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Company and the Business have complied with and are not in violation under or otherwise, to the Seller’s Knowledge, being investigated related to any applicable Laws related to consumer protection or to the privacy and security of data or information that constitutes personal data or personal information.

(c)    (A) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, since September 15, 2020, neither the Company nor, to the Seller’s Knowledge, any director, officer, employee, agent or other person acting on behalf of the Business, has, directly or indirectly, (i) used any funds of the Company for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar anti-corruption Law, (iv) made any fraudulent entry on the books or records of the Company, or (v) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other similar unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company, and (B) the Company is not currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

SECTION 3.11 Intellectual Property.

(a)    Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all Owned Intellectual Property that is Registered (the “Registered Owned Intellectual Property”). Section 3.11(a) of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of all jurisdictions in which any Registered Owned Intellectual Property is registered or registrations have been applied for and all registration and application numbers. The registrations for the Registered Owned Intellectual Property have not expired (except, at the Closing, for such Registered Owned Intellectual Property that may expire, lapse or be abandoned as may be permitted pursuant to Section 5.01) and, to the Seller’s Knowledge, the Registered Owned Intellectual Property is subsisting, valid and enforceable. Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company exclusively owns all right, title and interest in and to the Owned Intellectual Property, free and clear of any and all Encumbrances, except for Permitted Encumbrances.

(b)    To the Seller’s Knowledge, the operations and activities (including the manufacturing, import, export, use, marketing, sale, distribution or provision of the products and services) of the Business do not infringe, misappropriate or otherwise violate, and, since September 15, 2020, have not infringed, misappropriated or otherwise violated, the Intellectual Property of any Person, except for any such infringement, misappropriation or violation that, individually or in the aggregate, would not reasonably be expected to be material to the Business. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no claims are pending or, to the Seller’s Knowledge, threatened, against any of the Seller or any of its Subsidiaries by any Person with respect to the ownership, validity or enforceability of any Owned Intellectual Property, and (ii) since September 15, 2020 to the date of this Agreement, neither the Seller nor any of its Subsidiaries has received any written communication alleging that the Company or any Person on behalf of or with respect to the Business has infringed, misappropriated or violated any rights relating to the Intellectual Property of any Person (including cease and desist letters or invitations to take a patent license).

(c)    The Business has taken commercially reasonable steps to protect and maintain its material Owned Intellectual Property and, to the Seller’s Knowledge, there has been no unauthorized access to or use of any material Owned Intellectual Property, except for any known unauthorized access to or use that, individually or in the aggregate, would not reasonably be expected to be material to the Business.

(d)    Except as would not have, individually or in the aggregate, a Material Adverse Effect, neither Seller nor any of its Subsidiaries (i) has disclosed or granted to any person the current or contingent right to access, possess or use any material proprietary source code of the Business, (ii) is currently a party to any source code escrow Contract requiring the deposit of source code of any material proprietary Software of the Business or providing for access by any Person to the same, or (iii) has incorporated “open source,” or other Software having similar licensing or distribution models (including Software licensed pursuant to any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License or MIT, or Apache licenses) (“Open Source”) in, or used Open Source in connection with any material proprietary Software (or derived any material proprietary Software from any Open Source) of the Business, in a manner that (A) would subject any material proprietary source code of the Business to the terms of an Open Source license, (B) requires the contribution, licensing, provision or public disclosure to any Person of any material proprietary source code of the Business or (C) imposes material limitations on the Company’s right to require royalty payments with respect to, or restricts further distribution of, such material proprietary Software of the Business.

(e)    Except as would not reasonably be expected to be material to the Business, (i) the IT Assets of the Company do not contain any material disabling codes or instructions, drop dead devices, “time locks”, “time bombs”, “Trojan horses”, “back doors”, “trap doors”, “worms”, viruses or other Software routines or hardware components that (A) disrupt, harm or adversely affect the functionality of any such IT Asset or (B) enable or assist any third party to access without authorization any such IT Asset, and (ii) since September 15, 2020, to the Seller’s Knowledge, no person has gained unauthorized access to, or unauthorized use of, any of such IT Assets in a manner compromising the security of the Business and there has been no failure of any such IT Asset that has resulting in a material disruption to the Business.

(f)    Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 3.11 are the only representations and warranties being made by the Seller in this Agreement relating to Intellectual Property.

SECTION 3.12 Data Protection.

(a)    The Business (i) is and has been in compliance with all applicable Laws, contractual obligations, and internal and external policies, in each case to the extent relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of Personal Data and (ii) has maintained commercially reasonable policies, procedures, and security safeguards (including organizational, physical, administrative and technical safeguards) regarding data privacy and security designed to protect confidential information, including Personal Data, controlled by or on behalf of the Business, against unauthorized loss damage, access, use, or modification, except, in either case of (i) and (ii), for any non-compliance or failure to maintain that, individually or in the aggregate, would not reasonably be expected to be material to the Business.

(b)    Except as (x) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (y) would not reasonably be expected to prevent or materially impair or delay the ability of the Seller to consummate the Transaction, there are no claims pending or, to the Seller’s Knowledge, threatened, against, or any audit or investigations by any Governmental Authority involving, the Seller or any of its Subsidiaries relating to the security, collection or use of Personal Data with respect to the Business, and, to the Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any of the foregoing.

SECTION 3.13 Title to Properties.

(a)    Section 3.13 of the Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all material leases of Real Property (the “Real Property Leases”) under which the Company is a tenant or a subtenant (individually, a “Leased Real Property”).

(b)    With respect to each of the Real Property Leases: (i) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has a good and valid title to a leasehold estate in each Leased Real Property; (ii) all Real Property Leases are in full force and effect; and (iii) the Company has not received or given any written notice of any material default thereunder which default continues on the date of this Agreement.

(c)    The Seller has made available to the Purchaser true and complete copies of the Real Property Leases.

(d)    The Company does not own any Real Property and is not a party to any agreement or option to purchase any Real Property or interest therein.

 SECTION 3.14 Environmental Matters. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company is (and has been since September 15, 2020) in compliance with all applicable Environmental Laws, and the Company has not received any written notice alleging that the Company is in violation of, or has any liability under, any Environmental Law, (B) the Company possesses and is in compliance with all

Authorizations required under applicable Environmental Laws to conduct its business as presently conducted, and all such Authorizations are valid and in good standing, (C) there are no suits, actions or proceedings pursuant to any Environmental Laws pending or, to the Seller’s Knowledge, threatened against the Company or related to the conduct of the Business, (D) Hazardous Materials are not, except in compliance with Environmental Law or as used in the ordinary course of business, being used or stored by the Company at or on, and there have been no releases or threatened releases of Hazardous Materials at or on, any location, including at or on any property currently or formerly owned, leased or operated by the Company or related to the conduct of the Business, in each of the above cases, in a manner that would reasonably be expected to give rise to a claim against the Company under applicable Environmental Laws (excluding, with respect to currently or formerly leased properties, claims for which the Company is not or would not be responsible under the terms of the relevant lease) and (E) the Company has not contractually assumed, or provided indemnification against, any liability or obligation of any other person under or relating to Environmental Laws (except as provided in leases for real property) that would reasonably be expected to give rise to a claim by such person against the Company.

SECTION 3.15 Employee Benefit Matters.

(a)    Section 3.15(a) of the Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of each material Seller Plan (with any Contract with an individual only listed if the individual’s target cash compensation is in excess of $350,000) and each material Company Plan. For each material Company Plan and each material Seller Plan, the Seller has made available to the Purchaser a true and complete copy of the plan document as amended to the date hereof or, to the extent such Seller Plan is not a Specified Seller Plan that will transfer to the Company as part of the Reorganization Transactions, a summary of the material terms applicable to the Business Employees.

(b)    Except for instances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each Seller Plan and each Company Plan (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, (B) no event has occurred and, to the Seller’s Knowledge, no condition exists that would subject the Company, either directly or indirectly by reason of its affiliation with any commonly controlled entity, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations, (C) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Seller Plan or any Company Plan and (D) each Seller Plan and each Company Plan is in compliance with ERISA, the Code and all other Laws.

(c)    With respect to each Seller Plan and each Company Plan, (A) no actions, suits or claims (other than routine claims for benefits in the ordinary course of business) are, to the Seller’s Knowledge, pending or threatened relating to or otherwise in connection with such Seller Plan or Company Plan, assets thereof, or fiduciaries or parties-in-interest, as defined under ERISA, in each case, to the extent relating to any current or former Business Employee and (B) to the Seller’s Knowledge, no administrative investigations, audits or other administrative proceedings by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other Governmental Authority is pending or threatened that, in each of clauses (A) or (B), are or would reasonably be expected to be material to the Business.

(d)    Neither the Company nor any commonly controlled entity has, within the past six years, sponsored, maintained, contributed to or been required to maintain or contribute to, or has any liability under, any Seller Plan or any Company Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan (as defined in Section 4001 of ERISA). Neither the Company nor any commonly controlled entity has, within the past six years, sponsored or contributed to, or has or had any liability or obligation in respect of, any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(e)    The Company does not have any liability for providing health, medical or life insurance or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or other similar applicable Laws), except for any liabilities that would not reasonably be expected to be material to the Business.

(f)    To the extent relating to any current or former Business Employee, each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance has been operated in compliance in all material respects with Section 409A of the Code and associated Internal Revenue Service and Treasury Department guidance.

(g)    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise), will (i) result in the payment to any Business Employee of any money or other property; (ii) increase the amount of compensation or benefits due to any Business Employee; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit to a Business Employee.

(h)    To the Seller’s Knowledge, the Company does not have any direct or indirect material liability, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

SECTION 3.16 Labor and Employment Matters.

(a)    To the Seller’s Knowledge, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any Business Employee, except as is not, and would not reasonably be expected to be, material to the Business. The Company is not a party to any collective bargaining, trade union or works council agreement or other labor union contract applicable to any Business Employee.

(b)    The Company is not a party to any collective bargaining agreement and, to the Seller’s Knowledge, (i) there are not any union organizing activities concerning any Business Employees and (ii) there are no labor strikes, slowdowns, work stoppages or lockouts pending or, to the Seller’s Knowledge, threatened in writing, against the Company, in each case of clauses (i)

and (ii), that have had or would reasonably be expected to have a Material Adverse Effect. The Company is in compliance with all applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, other than instances of noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor the Seller or any of its Subsidiaries other than the Company (solely to the extent relating to the Business) have not closed any plant or facility or effectuated any layoffs of employees since September 15, 2020 without complying in all material respects with all applicable Laws, including the Worker Adjustment and Retraining Notification Act (and any similar state or local statutes, rules or regulations).

SECTION 3.17 Taxes.

(a)    The Company has filed or has caused to be filed all material Tax Returns required to be filed by it (or requests for extensions, which requests have been granted and have not expired), and all such returns are complete and accurate in all material respects. The Company has either paid or caused to be paid all material taxes due and owing by the Company, whether or not shown on such Tax Returns, or the most recent Financial Statements reflect an adequate reserve (excluding any reserves for deferred taxes), if such a reserve is required by GAAP, for all material taxes payable by the Company, for all taxable periods and portions thereof ending on or before the date of such financial statements.

(b)    No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any material taxes (other than (x) taxes that are not yet due and payable or (y) for amounts being contested in good faith and for which a reserve has been established in accordance with GAAP on the most recent Financial Statements) have been proposed, asserted or assessed in writing against the Company which have not been settled and paid. All assessments for material taxes due and owing by the Company with respect to completed and settled examinations or concluded litigation have been paid. There is no currently effective agreement or other document with respect to the Company extending the period of assessment or collection of any material Taxes.

(c)    To the Knowledge of Seller, no written claim has ever been made by any Taxing Authority in a jurisdiction where the Company does not file income Tax Returns that the Company is or may be subject to income tax by, or required to file income Tax Returns in, such jurisdiction.

(d)    There are no material tax Encumbrances upon any of the assets or properties of the Company, other than Permitted Encumbrances.

(e)    No closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign Law) has been entered into by or with respect to the Company.

(f)    No private letter rulings, technical advice memoranda or similar rulings have been entered into or issued by any Taxing Authority with respect to the Company that are binding on such entity in respect of any taxable year for which the statute of limitations has not yet expired.

(g)    All material Taxes (determined both individually and in the aggregate) required to be withheld, collected or deposited by or with respect to the Company have been timely withheld, collected or deposited and paid to the relevant Taxing Authority. The Company has complied in all material respects with all tax-related information reporting requirements.

(h)    The Company (A) has collected all material sales and use taxes (determined both individually and in the aggregate) required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or has been furnished properly completed exemption certificates and (B) has maintained in all material respects such records and supporting documents in the manner required by all applicable sales and use tax statutes and regulations.

(i)    The Company is not a party to or bound by, and does not have any obligation under, any tax allocation or sharing Contract or any Contract that obligates it to make any payment computed by reference to the taxes, taxable income or taxable losses of any other person (other than customary tax indemnifications contained in Contracts the primary purpose of which does not relate to taxes).

(j)    The Company has not (i) deferred any material liability for (a) “applicable employment taxes” under Section 2302 of the CARES Act, the American Rescue Plan Act or similar Law or executive order of the President of the United States or (b) “applicable taxes” under IRS Notice 2020-65; or (ii) claimed any material tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act, as signed into Law by the President of the United States on March 18, 2020, Section 2301 of the CARES Act, the American Rescue Plan Act or similar Law or executive order of the President of the United States that, in each case of clause (i) or (ii), would result in a material payment obligation after the date hereof.

(k)    The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(4), nor has the Company participated in any transaction which is treated similarly under state, local or foreign Tax Law.

(l)    Except as set forth on Section 3.17(l) of the Disclosure Schedule or as described in the Intended Tax Treatment, there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company is a party that could reasonably be expected to be treated as a partnership in which the Company is a partner for Tax purposes.

(m)    The Company currently does not have, nor has it ever had, a permanent establishment (as defined by applicable tax treaty) or other taxable presence in any country other than the country in which it is incorporated or organized.

(n)    No power of attorney currently in force has been granted by or with respect to the Company concerning any Tax matter that will remain in effect after the Closing Date.

SECTION 3.18 Contracts.

(a)    Section 3.18(a) of the Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, and the Seller has made available to the Purchaser true and complete copies, of Contracts to which the Seller or any of its Subsidiaries (including the Company) is a party that (x) relate to the Business, (y) will be binding on the Company from and after the Closing (including, for the avoidance of doubt, any Dedicated Contracts or Shared Contracts that will be assigned (in whole or in part) to the Company as part of the Reorganization Transactions) and (z) satisfy any of the following criteria (such Contracts being “Material Contracts”):

(i)    each Contract that materially restricts the ability of the Company to engage or compete in any business or to compete with any Person in any geographical area;

(ii)    each loan and credit agreement, note, debenture, bond, indenture and other similar Contract that relates to any Indebtedness for borrowed money of the Company in an aggregate principal amount outstanding, and each letter of credit issued for the account of the Company in a face amount, in each case, in excess of $1,000,000;

(iii)    each master services or similar master Contract with any of the 20 largest vendors, suppliers or service providers of the Business (on a consolidated basis and based on the aggregate amount of expenditures made by the Company or by an Affiliate of the Company with respect to the Business, taken as a whole, to such vendor, supplier or service provider for the year ended December 31, 2022);

(iv)    each master services or similar master Contract with any of the 10 largest customers of the Business (on a consolidated basis and based on revenue of the Business for the year ended December 31, 2022) (each, a “Material Customer”);

(v)    each Contract for the acquisition or disposition of properties or assets of the Company (A) for, in each case, aggregate consideration of more than $1,000,000 and that was entered into after September 15, 2020 or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to the Seller or its Subsidiaries of more than $1,000,000 after the date hereof, except in each case of clauses (A) and (B), for acquisitions and dispositions of properties and assets in the ordinary course of business (including acquisitions of supplies and acquisitions and dispositions of inventory);

(vi)    each Contract providing for any license granted (A) by a third party for material Intellectual Property used in the Business, other than (x) licenses of Open Source Software or (y) non-exclusive “click-through”, “shrinkwrapped” or other commercially available off-the-shelf Software, or (B) by any of the Seller or its Subsidiaries of material Intellectual Property used or offered by the Business, in each case, to any third party, other than non-exclusive licenses granted to end users in the ordinary course of business;

(vii)    each Contract under which there will be an acceleration of any payments upon the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, where such acceleration of payments would, either individually or in the aggregate, reasonably be expected to be material to the Business;

(viii)    each Contract that is a joint venture or partnership agreement related to the formation, creation, operation or management of any joint venture or material partnership;

(ix)    each Contract that grants any right of first refusal or right of first offer or similar right with respect to any material assets or Business;

(x)    each Contract that contains a “most favored nation” or other similar term providing preferential pricing or treatment to a third party; and

(xi)    all other Contracts (other than Intercompany Agreements) that are material to the Business.

(b)    Each Material Contract is valid and binding on the Seller or each Subsidiary of the Seller that is a party thereto and, to the Seller’s Knowledge, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no default under any Material Contract by the Seller or its Subsidiaries or, to the Seller’s Knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Seller or its Subsidiaries or, to the Seller’s Knowledge, by any other party thereto, in each case, except for such defaults and events as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)    To the Seller’s Knowledge, from January 1, 2021 through the date hereof, (i) none of the Seller or its Subsidiaries have received any written notice from or on behalf of any Material Customer or any other customer whose relationship is material to the Business indicating that such customer intends to terminate, or not renew, any Contract that relates to the Business or to materially reduce its volume of business with respect to the Business, (ii) none of the Company or the Seller or its Subsidiaries is actively engaged in any material dispute with any Material Customer or any other customer whose relationship is material to the Business, nor does any such material dispute with any such customer otherwise exist in the Business, and (iii) no event has occurred that would have an adverse impact, in any material respect, on the Company’s relations with any Material Customer.

(d)    Section 3.18(d) of the Disclosure Schedule sets forth a list as of the date hereof, which is true and correct in all material respects, of (i) customers of the Business having generated monthly recurring revenue for the Business in the amount of $5,000 or more within the last twelve months and that have, to the Seller’s Knowledge and as of the date hereof, notified the Business that they intend to terminate their business relationship with the Business and (ii) the estimated monthly recurring revenue for each such customer.

 SECTION 3.19 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the insurance policies (including programs of self-insurance) that are owned or held by the Seller or its Subsidiaries in relation to the Business (the “Business Insurance Policies”) provide insurance in such amounts and against such risks as is sufficient to: (A) comply with applicable Law; (B) satisfy any requirements to purchase insurance under any Contracts; and (C) conduct the Business in the ordinary course in all material respects; (ii) all Business Insurance Policies are in full force and effect; (iii) none of the Seller or its Subsidiaries is in breach of, or default under, any Business Insurance Policy, and there is no existing event which, with the giving of notice or lapse of time or both, would constitute a default by any insured under any Business Insurance Policy; (iv) since September 15, 2020, no written notice of cancellation or termination, or any indication of an intention not to renew, has been received with respect to any Business Insurance Policy, other than in connection with ordinary renewals; and (v) all premiums due and payable on the Business Insurance Policies have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date and other than any nonpayments within any applicable grace period). To the Seller’s Knowledge, (i) except in connection with ordinary renewals of existing Business Insurance Policies, there is no material premium increase pending with respect to any Business Insurance Policy, (ii) since September 15, 2020, none of the Seller or its Subsidiaries have failed to give notice under any applicable or potentially applicable Business Insurance Policies for all known incidents that occurred before the date hereof, unless such failure would not reasonably be expected to prevent or materially impair the Company’s ability to recover under such Business Insurance Policies in respect of such incidents, and (iii) there is no material claim pending under any Business Insurance Policy as to which coverage has been denied by the underwriters of such policies (it being understood that a reservation of rights or similar notice by an insurer does not constitute a denial), in each case of clauses (i), (ii) and (iii) that, individually or in the aggregate, would reasonably be expected to be material to the Business.

 SECTION 3.20 Sufficiency. The assets, properties, rights and facilities owned and leased by the Company (after giving effect to the Reorganization Transactions, and assuming all consents and approvals required in connection with the transactions contemplated by this Agreement have been obtained), together with the rights and licenses contemplated to be provided under the Ancillary Agreements, constitute all of the assets, properties, rights and facilities necessary and sufficient to enable the Purchaser, immediately following the Closing, to continue to conduct the Business substantially in the same manner in all material respects as conducted by the Seller and its Subsidiaries in the one year period prior to the date hereof.

 SECTION 3.21 Brokers and Other Advisors. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with this Agreement, the Ancillary Agreements and the transactions to be consummated hereunder and thereunder based upon arrangements made by or on behalf of the Seller or any of its Affiliates.

 SECTION 3.22 Disclaimer of the Seller. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, NONE OF THE COMPANY, THE SELLER, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, THE SELLER, THE BUSINESS, THE TRANSFERRED INTERESTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE BUSINESS BY THE PURCHASER AFTER THE CLOSING, (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING, (IV) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE COMPANY OR THE BUSINESS, (V) ANY OTHER INFORMATION MADE AVAILABLE (ORALLY OR IN WRITING) TO THE PURCHASER, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES OR (VI) AS TO ANY OTHER MATTER OR THING, INCLUDING ANY BUSINESSES OR ASSETS OF THE SELLER OR ITS SUBSIDIARIES OTHER THAN THE BUSINESS. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller:

 SECTION 4.01 Organization and Authority of the Purchaser. The Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which it is a party. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the Enforceability Exceptions.

 SECTION 4.02 No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) violate, conflict with, or result in the breach of any provision of the Governing Documents of the Purchaser, (b) violate any Law or Governmental Order applicable to the Purchaser or its respective assets, properties or businesses or (c) result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, Contract, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

 SECTION 4.03 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Purchaser and each Ancillary Agreement to which it is a party does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Section 4.03 of the Disclosure Schedule, (b) the approval of the FTC, or any Governmental Order, that permits the Closing to occur, or the expiration or early termination of any applicable waiting period under the HSR Act, or (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements.

 SECTION 4.04 Investment Purpose. The Purchaser is acquiring the Transferred Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities Laws. The Purchaser agrees that the Transferred Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state or foreign securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. The Purchaser is able to bear the economic risk of holding the Transferred Interests for an indefinite period (including total loss of its investment), and (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

 SECTION 4.05 Solvency. Assuming the satisfaction or waiver of all of the conditions set forth in Article VIII, and after giving effect to the transactions contemplated hereby and the satisfaction of all of the Purchaser’s obligations under this Agreement, including the obligations under Article II, and the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and the payment of all related fees and expenses, the Purchaser will be Solvent as of the Closing and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its Liabilities (including contingent and other Liabilities) as they mature. For purposes of the foregoing definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities (including contingent and other liabilities) as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations hereunder as they become due.

SECTION 4.06 Availability of Funds.

(a)    The Purchaser will have at the Closing all funds necessary to (i) pay the Purchase Price and all other amounts payable under this Agreement and the Ancillary Agreements, (ii) pay any fees and expenses payable by the Purchaser in connection with the transactions contemplated hereby and thereby and (iii) satisfy any of its other payment obligations hereunder or thereunder.

(b)    Concurrently with the execution of this Agreement, the Purchaser has delivered to the Seller and ICE the Guarantees of the Guarantors in favor of the Seller and ICE. Each of the Guarantees is in full force and effect, is a legal, valid and binding obligation of the respective Guarantor and is enforceable against such Guarantor in accordance with its terms, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under such Guarantee.

 SECTION 4.07 Litigation. As of the date hereof, no Action by or against the Purchaser is pending or, to the knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

 SECTION 4.08 No Antitrust Actions. The Purchaser and its Affiliates have not been party to any Action under the Antitrust Laws within the past ten years prior to the date hereof.

 SECTION 4.09 No Competing Business. As of the date hereof, the Purchaser and its Affiliates do not, directly or indirectly, (i) own or currently have plans to develop any products that compete with the Business Products or (ii) have a non-passive interest in any Person that competes with the Business Products.

 SECTION 4.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

 SECTION 4.11 Independent Investigation; the Seller’s Representations.

(a)    The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets (including Contracts), liabilities, results of operations, financial condition, technology and prospects of the Company, which investigation, review and analysis was undertaken by the Purchaser and its Affiliates and their respective Representatives. In entering into this Agreement, the Purchaser acknowledges (on behalf of itself, its Affiliates and their respective Representatives) that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller, ICE or any of their respective Affiliates or Representatives (except the specific representations and warranties of the Seller set forth in Article III).

(b)    The Purchaser hereby acknowledges and agrees (on behalf of itself, its Affiliates and their respective Representatives) that (i) other than the representations and warranties made in Article III, none of the Seller, ICE or any of their respective Affiliates or Representatives or any other Person makes or has made (or will be deemed to have made) any representation or warranty, express or implied, at law or in equity, with respect to the Transferred Interests, the Business, the Seller or the Company, including with respect to (A) merchantability or fitness for any particular purpose, (B) the operation of the Business after the Closing, (C) the probable success or profitability of the Company or the Business after the Closing, (D) any financial projections or forecast relating to the Company or the Business, (E) any other information made available to the Purchaser, its Affiliates and their respective Representatives or (F) as to any other matter or thing, including any businesses or assets of the Seller or its Subsidiaries other than the Business and (ii) none of the Seller, its Affiliates or any of their respective Representatives will have or be subject to any liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to the Purchaser, its Affiliates or their respective Representatives of, or the Purchaser’s use of, any information relating to the Business, the Company, the Seller, any Affiliate of the Seller or the Transferred Interests, including the confidential information memorandum dated June 2023 and any information, documents or materials made available to the Purchaser, its Affiliates or their respective Representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break out” discussions, response to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.

(c)    The Purchaser, its Affiliates and their respective Representatives have received and may continue to receive from the Seller, its Affiliates and their respective Representatives certain estimates, projections and other forecasts for the Business and certain plan and budget information. The Purchaser acknowledges (on behalf of itself, its Affiliates and their respective Representatives) that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, the Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that the Purchaser is not relying on any estimates, projections, forecasts, plans or budgets furnished by the Seller, its Affiliates or any of their respective Representatives, and the Purchaser shall not, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto.

 SECTION 4.12 Disclaimer of the Purchaser. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, NONE OF THE PURCHASER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE PURCHASER, INCLUDING WITH RESPECT TO (A) ANY INFORMATION MADE AVAILABLE (ORALLY OR IN WRITING) TO THE COMPANY, THE SELLER, THEIR AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES OR (B) AS TO ANY OTHER MATTER OR THING. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V

ADDITIONAL AGREEMENTS

 SECTION 5.01 Conduct of Business Prior to the Closing. The Seller covenants and agrees that, except as described in Section 5.01 of the Disclosure Schedule, as contemplated, permitted or required by this Agreement (including the Reorganization Transactions), the Merger Agreement, the Empower Purchase Agreement, a Consent Order or applicable Law, for any good faith action or inaction of the Company or its Affiliates in response to a Pandemic or any Pandemic Measures, as required by the terms of any Contract or with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned and which consent shall reasonably and in good faith take into consideration a Pandemic and Pandemic Measures), between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 10.01, the Seller shall use commercially reasonable efforts to (i) conduct the Business in the ordinary course of business in all material respects and (ii) preserve intact in all material respects the business organization of the Company; provided, however, that no action or inaction by the Seller or its Subsidiaries with respect to matters specifically addressed by the second sentence of this Section 5.01 shall be deemed a breach of this first sentence of this Section 5.01 unless such action or inaction would constitute a breach of the second sentence of this Section 5.01. Except as described in Section 5.01 of the Disclosure Schedule, as contemplated, permitted or required by this Agreement (including the Reorganization Transactions), the Merger Agreement, the Empower Purchase Agreement, a Consent Order or applicable Law, for any good faith action or inaction of the Company or its Affiliates in response to a Pandemic or any Pandemic Measures, as required by the terms of any Contract or with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned and which consent shall reasonably and in good faith take into consideration a Pandemic and Pandemic Measures), the Seller covenants and agrees that, between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 10.01, in each case solely with respect to the Business, the Seller shall not, and shall cause the Company not to:

(a)    (i) issue or sell any Equity Interests, notes, bonds or other securities of the Company (or any option, warrant or other right to acquire the same), (ii) redeem any of the Equity Interests, notes, bonds or other securities of the Company or (iii) declare, make or pay any dividends or distributions to the holders of Equity Interests of the Company (excluding, in the case of the foregoing clauses (ii) and (iii), any cash dividends or cash distributions (including any effected by way of a share reduction or redemption) that are reflected in the calculation of the Closing Cash Amount);

(b)    (i) sell, lease, license, transfer, abandon, allow to lapse or otherwise dispose of any of the material assets of the Business (whether tangible or intangible) (other than (v) the settlement of claims permitted under clause (h) below, (w) in the ordinary course of business, (x) subleases of Leased Real Property, and voluntary terminations or surrenders of Real Property Leases, (y) the non-exclusive licensing or sublicensing of Intellectual Property or (z) pursuant to any Contracts in force on the date of this Agreement, as may be amended from time to time in accordance with the terms thereof) or permit or (ii) allow all or any portion of any of the material assets of the Business (whether tangible or intangible) to be subjected to any Encumbrance, other than (x) in the ordinary course of business under the Seller’s existing credit facilities, (y) pursuant to any Contracts in force on the date of this Agreement, as may be amended from time to time in accordance with the terms thereof or (z) Permitted Encumbrances;

(c)    amend or restate the Governing Documents of the Company;

(d)    incur any Indebtedness of the Company for borrowed money (other than any Indebtedness that will be released at or prior to the Closing and borrowings in the ordinary course of business under the Seller’s existing credit facilities) in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(e)    (i) enter into, extend, materially amend, cancel or terminate any Material Contract (except for a termination resulting from the expiration of a Contract in accordance with its terms) or (ii) enter into any agreement which, if entered into prior to the date hereof, would be a Material Contract, in each case of clauses (i) and (ii), other than (x) Contracts that do not involve payments in excess of $500,000 in any calendar year or (y) in the ordinary course of business;

(f)    except (i) as required pursuant to the terms of any Company Plan or Seller Plan, in each case, in effect on the date of this Agreement or entered into, amended or modified after the date of this Agreement in a manner not in contravention of this Section 5.01, (ii) pursuant to the entry into, adoption, amendment or termination of any Seller Plan that is either (x) not specifically targeted at any Business Employee or (y) does not increase costs to the Company and is borne by the Seller or its other Affiliates or (iii) for any grant or amount which the Seller shall be solely obligated to pay, (1) grant to any Business Employee or other individual service provider of the Business any increase in compensation, other than (A) increases in the ordinary course of business consistent with past practice to current independent contractors and employees (other than independent contractors and employees with annual target cash compensation in excess of $300,000) that are not material on an individual basis or (B) the payment of earned but unpaid bonuses, (2) grant to any Business Employee or independent contractor of the Business any increase in severance or termination pay or enter into any severance, termination or similar agreement with any such Business Employee or independent contractor, (3) enter into any employment, consulting or similar agreement with any Business Employee or any independent contractor of the Business with annual target cash compensation in excess of $300,000, (4) establish, adopt, enter into or amend in any material respect any collective bargaining agreement, Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, in any case other than as would be permitted to be entered into under clause (3) above or pursuant to the Reorganization Transactions, including the Specified Seller Plans, or (5) hire any new Business Employee into or promote any current Business Employee to, in either case, a position that would entitle the Business Employee to a target cash compensation level in excess of $300,000;

(g)    materially change any method of financial accounting or financial accounting practice or policy used by the Company, other than such changes required or permitted by GAAP or by Law;

(h)    pay or discharge, enter into any settlement with respect to, or waive or compromise, any Action that is material to the Business, other than any settlement (a) for an amount not to exceed $5 million individually or $15 million in the aggregate or that will be fully paid prior to the Closing and (b) that does not impose any material restrictions on the Business;

(i)    make any material Tax election, file any material amended Tax Return, change any annual tax accounting period, enter into any closing agreement, settle or compromise any proceeding with respect to any material tax claim or assessment, in each case, relating to the Company, or surrender any right to claim a material refund of taxes of the Company, in each case, other than in the ordinary course of business consistent with past practice; or

(j)    agree to take any of the actions specified in this Section 5.01, except as contemplated by this Agreement and the Ancillary Agreements.

Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.01 shall prohibit or otherwise restrict in any way the operations of the businesses of the Seller or its Affiliates that are not part of the Business.

SECTION 5.02 Efforts.

(a)    The Seller, ICE and the Purchaser shall, subject to the terms of this Section 5.02, cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Law to consummate the Transaction as soon as practicable after the date hereof (including, for the avoidance of doubt, obtaining a Consent Order or engaging in Antitrust Litigation Action(s) to obtain a Governmental Order that permits the Closing to occur); it being understood and agreed that nothing in this Section 5.02 shall impose any obligation on the Seller, ICE or any of their respective Affiliates, or require the Seller, ICE or any of their respective Affiliates to take any action or refrain from taking any action, with respect to the transactions contemplated by the Merger Agreement or the Empower Purchase Agreement.

(b)    Without limiting the generality of Section 5.02(a), the Purchaser shall prepare and provide as promptly as practicable all documentation requested by the FTC (or any other applicable Governmental Authority) in connection with its review of (i) the Purchaser as an acceptable purchaser of the Business and the Transferred Interests, (ii) the terms of this Agreement or any of the Ancillary Agreements, and (iii) the Transaction.

(c)    Subject to Section 5.02(g) and applicable Laws relating to the exchange of information, the Purchaser, ICE and the Seller shall have the right to review in advance, and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to the Purchaser, ICE, the Seller or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transaction; provided, that, for the avoidance of doubt, the Purchaser shall have no right to review in advance or consult with respect to any filings, written materials or other information or communications with respect to the transactions contemplated by the Merger Agreement and not directly and predominantly related to the Transaction. In exercising the foregoing rights, the Seller and the Purchaser shall act reasonably and as promptly as practicable.

(d)    Without limiting the generality of the foregoing, the Purchaser shall take, and cause its Affiliates to take, any and all actions necessary to make any filings, and obtain a Consent Order, a Governmental Order and any other consents, clearances or approvals, in each case, that are required under or in connection with any Antitrust Law to consummate the Transaction prior to the Outside Date (as such term is defined under the Merger Agreement) including (i) contesting, defending and appealing any Action, threatened or pending preliminary or permanent injunction or other Governmental Order, decree or applicable Law (including, in each case, to the extent related to the ICE Transaction) that would adversely affect the ability of any Party to consummate the Transaction (each, including the FTC Actions, an “Antitrust Litigation Action”), (ii) taking any and all other actions reasonably necessary to prevent the entry, enactment or promulgation of any Antitrust Litigation Action and (iii) cooperating with the other Parties in the prosecution, contest or defense of any Antitrust Litigation Action, including by making available its personnel and providing such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense. In addition, the Purchaser and the Seller shall, at the election of ICE and the Seller, make all requisite filings under the HSR Act for the Transaction (which shall be no later than ten (10) Business Days following written notice from ICE and the Seller to the Purchaser specifying such election) and thereafter use reasonable best efforts to obtain the expiration or early termination of the waiting period applicable under the HSR Act.

(e)    The Purchaser shall not, and shall cause its Affiliates not to, directly or indirectly, take any actions (including but not limited to acquiring or agreeing to acquire any assets or businesses) that would be reasonably likely to delay the obtaining of a Consent Order or of any Governmental Order that permits the Closing or the closing of the ICE Transaction to occur or to cause any Governmental Authority to object to the transactions contemplated by this Agreement, any Ancillary Agreement or the Merger Agreement; for the avoidance of doubt and without limitation, the Purchaser shall not acquire or seek to acquire any assets that compete with the Business prior to the Closing.

(f)    If the FTC notifies the Seller or ICE that this Agreement or any of the Ancillary Agreements is not an acceptable manner of divesting the Business or the Transferred Interests and a Consent Order is being withheld pending modification of the terms or provisions of this Agreement or any Ancillary Agreement, as applicable, the Seller, ICE and the Purchaser shall reasonably seek to modify this Agreement or any Ancillary Agreement as may be necessary to satisfy the FTC; provided, that ICE, the Seller and their respective Affiliates shall not be required under this Section 5.02(f) or any other provision of this Section 5.02, to agree to any (i) expansion of the Business or other rights to be acquired by or granted to, as applicable, the Purchaser and its Affiliates pursuant to this Agreement and the Ancillary Agreements or (ii) any structural or behavioral remedy.

(g)    Subject to applicable Laws, each of the Seller and the Purchaser shall, upon request by the other Party, furnish such other Party with all information concerning itself, its Affiliates, directors, officers or equityholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made (or to be made) by or on behalf of such requesting Party or any of its Affiliates to any Governmental Authority in connection with the Transaction (or, in the case of information to be provided by or on behalf of the Purchaser, the transactions contemplated by the Merger Agreement), including with respect to a Consent Order or any other Antitrust Law. Notwithstanding the foregoing, in connection with the performance of each Party’s respective obligations, the Seller and the Purchaser may, as each determines is reasonably necessary, designate commercially competitively sensitive material provided to the other pursuant to this Section 5.02(g) as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (the Seller or the Purchaser, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.02(g), materials provided to the other Parties or their counsel may be redacted to remove references concerning information not germane to regulatory review.

(h)    Subject to applicable Laws and the instructions of any Governmental Authority, the Seller and the Purchaser shall keep the other Party apprised of the status of matters relating to consents, clearances, approvals or authorizations of any Governmental Authority of the Transaction, including promptly furnishing the other with copies of notices or other communications received by the Seller or the Purchaser, as the case may be, or any of their respective Affiliates, from any Governmental Authority with respect to such consents, clearances, approvals or authorizations (except that no copies of such notices or other communications will be required to be furnished to the extent they relate exclusively to the Merger Agreement; if any portion of any notice or other communication relates directly to this Agreement or the Transaction, such related portion must be provided to the other Party). Following signing of this Agreement, no Party shall permit any of its Affiliates, officers or any other Representatives to participate in any meeting (other than purely administrative phone calls or meetings that predominantly relate to the transactions contemplated by the Merger Agreement) with any Governmental Authority in respect of any consents, clearances, approvals, authorizations, filings, investigation or other inquiry with respect to the transactions contemplated by this Agreement unless such Party consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat.

(i)    The Purchaser agrees to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Authority in connection with the Transaction.

(j)    In furtherance of and subject to the foregoing, if a proposed Consent Order (or any other order or document required by the FTC to be executed in connection with the Transaction, as the case may be, an “FTC Order”) is required to be executed by the Purchaser in order to obtain a Consent Order, and such FTC Order imposes on the Purchaser obligations consistent with this Agreement, the Purchaser agrees to execute such FTC Order on the same day as the Seller’s execution of such FTC Order. The Seller or ICE will promptly provide the Purchaser with each draft of the proposed FTC Order (and any other draft documents related thereto) received from or provided to the FTC, and shall confer with the Purchaser regarding any potential changes thereto that relate to the Purchaser or the Purchaser’s obligations. The Seller or ICE shall keep the Purchaser reasonably apprised regarding the status and proposed timing for execution of the FTC Order a reasonable amount of time prior to the date of execution of the proposed FTC Order.

(k)    Notwithstanding anything in this Section 5.02 to the contrary (i) ICE shall, in all cases, after consultation with the Seller and the Purchaser, use good faith efforts to consider and reflect all views and input provided by the Seller and the Purchaser with respect to such matters, (A) determine timing and strategy and have the right to approve the final content of any substantive oral or written communications with any applicable Governmental Authority, and (B) lead all proceedings (including with respect to any Antitrust Litigation Action) and coordinate all activities, in each such case under clauses (A) and (B) with respect to seeking actions, consents, approvals or waivers of any Governmental Authority under any Antitrust Laws in connection with the Transaction, and (ii) consistent with the foregoing, the Seller and its Affiliates shall be permitted to share any information received from the Purchaser and its Affiliates under this Section 5.02 with ICE and its Affiliates. In addition, whether or not the Transaction is consummated, ICE shall bear all filing and similar fees payable to any Governmental Authority under Antitrust Laws in connection with the Transaction and other transactions contemplated by this Agreement.

(l)    Notwithstanding the foregoing or anything to the contrary in this Agreement, Purchaser agrees that nothing in this Agreement shall require the Seller, ICE or their respective Affiliates to (i) take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing, (ii) pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation

(financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any consent, approval, authorization or other order of, or action by, any Governmental Authority or other third party or (iii) have any Liability whatsoever to the Purchaser arising out of or relating to the failure to obtain any consent, approval, authorization or other order of, or action by, any Governmental Authority or other third party that may be required in connection with the Transaction or the ICE Transaction or the other transactions contemplated by the Merger Agreement, any failure of the ICE Transaction or the other transactions contemplated by the Merger Agreement to occur, or because of the termination of any Contract as a result of any of the foregoing. The Purchaser acknowledges that no representation, warranty or covenant of the Seller contained herein shall be breached or deemed breached solely as a result of (A) the failure to obtain any consent, approval, authorization or other order of, or action by, any Governmental Authority or other third party, (B) any such termination of a Contract or (C) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent, approval, authorization or other order of, or action by, any Governmental Authority or other third party or any such termination.

SECTION 5.03 Access to Information.

(a)    From the date hereof until the Closing, upon reasonable notice, the Seller shall, and shall cause its Representatives to, (i) afford the Purchaser and its authorized Representatives reasonable access to the offices, properties, books and records, and personnel and advisors of the Company and the Business and (ii) furnish to the Representatives of the Purchaser such additional financial and operating data and other information regarding the Company and the Business (or copies thereof) as the Purchaser may from time to time reasonably request, solely for purposes of integration planning and in furtherance of the transactions contemplated by this Agreement, including, in each case of clauses (i) and (ii), in connection with the activities contemplated by Section 5.05(c); provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Company or the Business. Notwithstanding anything to the contrary in this Agreement, none of the Seller or any of its Affiliates, including the Company, shall be required to disclose any information to the Purchaser if such disclosure would, in the Seller’s sole discretion, (A) jeopardize any attorney-client or other legal privilege or (B) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof, including (x) data privacy and protection Laws applicable to employee personal information and (y) any Antitrust Laws.

(b)    For a period of seven (7) years after the Closing, the Purchaser shall (i) retain the books and records relating to the Company or the Business relating to periods prior to the Closing, and (ii) upon reasonable notice, afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that Purchaser shall notify Seller at least twenty (20) Business Days in advance of destroying any such books and records following the expiration of such period in order to provide the Seller the opportunity to copy such books and records in accordance with this Section 5.03(b).

(c)    For a period of seven (7) years after the Closing or the relevant period for the statute of limitations, the Seller shall (i) retain the books and records relating to the Company or the Business relating to periods prior to the Closing which shall not otherwise have been delivered to the Purchaser and (ii) upon reasonable notice, afford the Representatives of the Purchaser reasonable access (including the right to make, at the Purchaser’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Seller shall notify the Purchaser at least twenty (20) Business Days in advance of destroying any such books and records following the expiration of such period in order to provide the Purchaser the opportunity to copy such books and records in accordance with this Section 5.03(c).

SECTION 5.04 Confidentiality.

(a)    The terms of the confidentiality letter agreement, dated as of June 5, 2023 (the “Confidentiality Agreement”), between the Seller, ICE and Perseus US Holdco, Inc., an Affiliate of the Purchaser, are hereby incorporated herein by reference and shall continue in full force and effect until the Closing and shall survive the Closing and remain in full force and effect until their expiration in accordance with the terms of the Confidentiality Agreement; provided, however, that, upon the Closing, the confidentiality obligations of the Purchaser under this Section 5.04 and the Confidentiality Agreement shall terminate in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the obligations of the Purchaser under this Section 5.04 shall nonetheless continue in full force and effect.

(b)    Nothing provided to the Purchaser pursuant to Section 5.03(a) shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement. The Purchaser acknowledges and agrees that any Evaluation Material provided to the Purchaser pursuant to Section 5.03(a) or otherwise by or on behalf of the Seller or any Representative thereof shall be subject to the terms and conditions of the Confidentiality Agreement.

SECTION 5.05 Third-Party Consents; Efforts for Closing.

(a)    The Purchaser and the Seller shall use commercially reasonable efforts to give any notices or to obtain any consents, approvals or authorizations required under or in respect of any Material Contracts as a result of the transactions contemplated by this Agreement; provided that the Seller shall not be required to (i) compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval or (ii) amend or modify any Material Contract; provided, further, that neither the giving of any such notices nor the obtaining of any such consents, approvals or authorizations shall be deemed to be a condition to the obligations of the Parties to consummate the transactions contemplated hereby.

(b)    Upon the terms and subject to the conditions set forth in this Agreement, the Seller and the Purchaser each agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, as promptly as reasonably practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to (i) in the case of the Seller, cause the conditions precedent set forth in Section 8.02 to be satisfied, and in the case of the Purchaser, cause the conditions precedent set forth in Section 8.01 to be satisfied and (ii) execute and/or deliver such other instruments as may be reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided that the obligations of the Seller and the Purchaser with respect to the obtaining of all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements, including in respect of the Antitrust Laws, shall be governed by Section 5.02 and not this Section 5.05(b).

(c)    From and after the date hereof until the Closing, the Seller, ICE and the Purchaser shall use their respective reasonable best efforts to work together in good faith to: (i) develop mutually acceptable supporting documentation for the Transition and Separation Services Agreement; and (ii) within seventy-five (75) calendar days of the date hereof, develop reasonably detailed project plans for the transition services to be provided under the Transition and Separation Services Agreement, including supporting information regarding the costs of the transition services, resources required to provide the transition services, and any milestones for the transition services. In connection with the foregoing documentation and project planning activities, the Seller, ICE, and the Purchaser will use their respective reasonable best efforts to allocate costs (including costs associated with internal time of employees and any third party fees, costs, or expenses) associated with transition and separation activities according to the following principles: (x) costs associated with the performance of Transition Services (as defined in the Transition and Separation Services Agreement) will be treated as Service Fees (as defined in the Transition and Separation Services Agreement); (y) costs associated with the transfer, migration, separation, formatting, and similar activities related to the data, information, or property of the Business will be treated as Service Fees, provided that the Purchaser shall consult with ICE and consider ICE’s feedback prior to engaging any third-party service provider to perform any of such activities; and (z) costs (including one-time vendor set-up fees) associated with the establishment, set-up, build-out, or “cloning” of any infrastructure used by the Business will be the Purchaser’s sole cost and will not be treated as Service Fees.

SECTION 5.06 Transfer of Dedicated Contracts and Shared Contracts.

(a)    At, or immediately prior to the Closing, the Seller shall, and shall cause its Affiliates (other than the Company) to, use commercially reasonable efforts to assign, transfer and convey to the Company all rights and Liabilities (whether arising prior to, on or following the Closing Date) of the Seller and any of such Affiliates under and in respect of the Dedicated Contracts, and the Company shall, in each case, accept such assignment and assume and agree to discharge all such Liabilities.

(b)    At, or immediately prior to the Closing, the Seller shall, and shall cause its Affiliates (other than the Company) to, use commercially reasonable efforts to, with respect to each Shared Contract (including any Shared Contract that is an Enterprise Master Agreement or similar agreement, or, in each case, a schedule or statement of work thereunder), (i) if practicable and permitted by the terms of such Shared Contract, assign to the Company the rights and Liabilities (whether arising prior to, on or following the Closing Date) under such Shared Contract as they relate to the business of the Company (and the Company shall, in each case, accept such assignment and assume and agree to discharge all such Liabilities) (a “Partial Assignment”), or (ii) if a Partial Assignment is not practicable or so permitted, work with the third-party counterparty(ies) to such Shared Contract in an effort to otherwise divide, modify and/or replicate (in whole or in part) such Shared Contract in a manner that replicates, to the greatest extent possible, the substantive effect of a Partial Assignment (a “Contract Split”), including by structuring a Contract Split such that, effective as of its completion, (A) the Company is the beneficiary of the rights and are responsible for the Liabilities related to the business of the Company under such Shared Contract and the Seller (and its Affiliates other than the Company) have no rights or Liabilities under such Shared Contract that are related to the business of the Company, and (B) the Seller (or one of its Affiliates other than the Company) is the beneficiary of the rights and is responsible for the Liabilities under such Shared Contract that are not related to the Business and the Company has no rights or Liabilities under such Shared Contract that are not related to the Business. In the event that a Contract Split is necessary but not achieved prior to the Closing, the terms of Section 5.06(c) will apply until a Contract Split is achieved (or, if earlier, the termination of the applicable Shared Contract).

(c)    Notwithstanding anything to the contrary contained in this Section 5.06, if any asset (including any Contract) or Liability transferable as part of the transactions contemplated by this Section 5.06 is not assignable, transferable or conveyable to the transferee specified in this Section 5.06 without the consent or approval of any Governmental Authority or other third party, and such consent or approval has not been obtained or such other requirement has not been satisfied at or prior to the Closing, the Closing shall nonetheless take place and no assignment, transfer or assumption thereof shall occur unless and until such consent or approval has been obtained or such other requirement has been satisfied (and the Seller and the Purchaser shall cooperate to effect any such assignment, transfer or assumption as soon as practicable after such consent or approval has been obtained or such other requirement has been satisfied). Until such time as (i) a consent, approval or other requirement referred to in this Section 5.06(c) is obtained or satisfied, as applicable, or (ii) it has become reasonably apparent that such consent, approval or other requirement is not likely to be obtained or satisfied, as applicable, each of the Seller and the Purchaser shall, and shall cause its Affiliates to, (x) use its respective commercially reasonable efforts and cooperate with each other to obtain such consent or approval or to satisfy such other requirement as soon as practicable after the Closing, (y) use its respective commercially reasonable efforts to provide the applicable intended transferee the benefits of the relevant asset and cooperate in any reasonable and lawful arrangement designed to provide such benefits to the applicable intended transferee, and (z) cooperate in any reasonable and lawful arrangement designed to procure the assumption of the relevant Liabilities by the applicable intended transferee. Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, the Purchaser shall, and shall cause the Company to, discharge all Liabilities relating to any such relevant assets or relevant Liabilities of which the Purchaser or the Company is the intended transferee hereunder, and the Seller shall, and shall cause its applicable Affiliate to, discharge all Liabilities relating to any such relevant assets or relevant Liabilities of which such Affiliate is the intended transferee hereunder.

(d)    To the extent that, after the Closing, either the Seller, on the one hand, or the Purchaser, on the other hand, identifies that the Seller or its Affiliate, or the Purchaser or its Affiliate (including, at such time, the Company) (such Person, the “Relevant Person”) is holding any asset (including any Contract) or Liability that, after giving effect to the transactions and terms contemplated by this Section 5.06, should be held and owned by another Party (or its Affiliate) (the “Relevant Transferee”), then the Seller or the Purchaser, as applicable, shall cause the Relevant Person to transfer such asset or Liability to the Relevant Transferee at the expense of the Relevant Person (together with any benefit or sum, net of any Taxes and other out-of-pocket expenses, accruing to such Relevant Party as a result of holding such asset or Liability) and shall take all such other actions as may reasonably be requested by the Relevant Transferee to give effect to such transfer, and the Seller or the Purchaser, as applicable, shall cause the Relevant Transferee at the expense of the Relevant Transferee to assume and agree to discharge any such Liability.

(e)    The Seller shall, and shall cause its Affiliates (including the Company) to, enter into and execute such instruments of assignment, assumption, transfer and conveyance on customary terms and conditions (including with respect to indemnities for assumed Liabilities) as may be reasonably deemed to be necessary or appropriate to complete and effect the conveyance, transfer and assignment of assets and the assumption of Liabilities on terms consistent with this Section 5.06.

(f)    Notwithstanding anything in this Section 5.06, none of the following types of assets will be transferred as part of the transactions contemplated by this Section 5.06: (i) cash and cash equivalents; (ii) rights to insurance or proceeds therefrom; and (iii) any other assets, property right not expressly contemplated to be conveyed pursuant to this Section 5.06.

(g)    The Seller shall bear all fees, costs and expenses incurred by the Company in connection with the Reorganization Transactions. The Seller shall keep the Purchaser reasonably apprised of the material aspects of the planning for and execution of the Reorganization Transactions, including in respect of any third-party consents, approvals or notices required to be received or given in connection with such transaction (including to or from any Governmental Authorities). The Seller shall provide the Purchaser the opportunity to review and comment on the documents implementing the Reorganization Transactions, and shall, in good faith, take such comments into consideration.

SECTION 5.07 Bundled Contracts. The Purchaser hereby grants, and shall cause the Company to grant, to the Seller and its Affiliates a non-exclusive, worldwide, irrevocable, sublicensable (solely for the benefit of the Seller and its Affiliates), transferrable (in connection with the assignment or transfer of any of the Bundled Contracts or in connection with the sale of all or substantially all of the business of the Seller or its Affiliates to which any of the Bundled Contracts relates) license to continue to access, use and, solely with respect to the Specified Bundled Contracts (as defined in Schedule II), sell the applications and solutions of the Business Products related to the Bundled Contracts, from and after the Closing, in connection with the performance of the Bundled Contracts by the Seller or its Affiliates, subject to the immediately following sentence, at no cost to the Seller or its Affiliates and not subject to any other royalty or fee payable by the Seller or its Affiliates to the Company or the Purchaser, in the ordinary course of business and consistent with how the retained businesses of the Seller and its Affiliates access, use and sell such applications and solutions of the Business Products as of the date hereof. With respect to the Specified Bundled Contracts, the Seller or its Affiliates, as applicable, shall pay to the Purchaser or the Company, as applicable, any and all fees to the extent related to such applications and solutions of the Business Products owed by customer thereunder to the Seller or its Affiliates, as applicable, pursuant to the terms and conditions of the Specified Bundled Contracts.

 SECTION 5.08 Integration Agreement Amendment. At, or immediately prior to the Closing, the Seller shall, and shall cause its applicable Affiliate to, enter into and execute, and as of the Closing deliver or cause to be delivered to the Purchaser a duly executed version of, of the Integration Agreement Amendment.

 SECTION 5.09 Notifications. From and after the date hereof until the Closing, the Seller and the Purchaser shall promptly notify ICE and each other in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VIII of this Agreement becoming incapable of being satisfied or being materially delayed.

 SECTION 5.10 Insurance. The Purchaser agrees to arrange for its own insurance policies with respect to the Company covering all periods and agrees not to seek, through any means, to benefit from any insurance policies of the Seller or its Affiliates that may provide coverage for claims relating in any way to the Company prior to the Closing.

 SECTION 5.11 Intercompany Agreements. Except as set forth on Section 5.11 of the Disclosure Schedule, all Intercompany Agreements shall be terminated or cancelled at or prior to the Closing, with no continuing liability to the Company.

SECTION 5.12 Privileged Matters; Conflicts Waiver.

(a)    The Purchaser, on behalf of itself and its Affiliates (including the Company following the Closing) (collectively, the “Purchaser Related Parties”), hereby waives, and agrees not to allege, any claim that Seller Counsel has a conflict of interest or is otherwise prohibited from representing the Seller, its Affiliates or any of their respective Representatives (“Seller Related Parties”) in any post-Closing matter or dispute with any of the Purchaser Related Parties related to or involving this Agreement (including the negotiation hereof) or the transactions contemplated hereby, even though the interests of one or more of the Seller Related Parties in such matter or dispute may be directly adverse to the interests of one or more of the Purchaser Related Parties and even though Seller Counsel may have represented the Company in a matter substantially related to such matter or dispute.

(b)    The Purchaser, on behalf of itself and all other Purchaser Related Parties, acknowledges and agrees that the Company’s attorney-client privilege, attorney work-product protection and expectation of client confidence involving any proposed sale of the Company or any other transaction contemplated by this Agreement or the Merger Agreement (but not general business matters of the Company, to the extent they are governed by Section 5.12(c)), and all information and documents covered by such privilege, protection or expectation shall be retained and controlled by the Seller and its Affiliates, and may be waived only by the Seller. The Purchaser and the Seller acknowledge and agree that (i) the foregoing attorney-client privilege, work product protection and expectation of client confidence shall not be controlled, owned, used, waived or claimed by the Purchaser or by the Company upon consummation of the Closing; and (ii) in the event of a dispute between the Purchaser or the Company, on the one hand, and a third party, on the other hand, or any other circumstance in which a third party requests or demands that the Company produce privileged materials or attorney work-product of the Seller or its Affiliates, the Purchaser shall cause the Company to assert such attorney-client privilege on behalf of the Seller or its Affiliates to prevent disclosure of privileged materials or attorney work-product to such third party.

(c)    The Purchaser and the Seller acknowledge and agree that (i) the attorney-client privilege, attorney work-product protection and expectation of client confidence and all other privileges and expectations of client confidence to the extent owned by the Company and involving general business matters of the Company (but not, for the avoidance of doubt, this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby) and arising prior to the Closing shall, after the Closing, continue to be owned by the Company, and the Purchaser or the Company shall have the right to control, assert or waive all such privileges and protections; (ii) the attorney-client privilege, attorney work-product protection and expectation of client confidence and all other privileges and expectations of client confidence solely involving general business matters of the business of the Seller and its Affiliates other than the Company and arising prior to the Closing shall, after the Closing, continue to be owned and controlled by the Seller and its Affiliates, and the Seller and its Affiliates, as applicable, shall have the right to control, assert or waive all such privileges and protections; and (iii) to the extent that there are privileged materials involving business matters that directly involve both the Business and the business of the Seller or any of its Affiliates (other than the Company) (but not, for the avoidance of doubt, this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby) that were created prior to the Closing but that, after the Closing, continue to directly involve both the Business and the business of the Seller or its Affiliates (other than the Company), such material shall, after the Closing, be subject to a joint privilege and protection between the Seller, on the one hand, and the Company, on the other hand, and the Seller and the Company shall have equal right to assert all such joint privilege and protection and no such joint privilege or protection may be waived by (A) the Seller or its Affiliates without the prior written consent of the Purchaser; or (B) the Company without the prior written consent of the Seller; provided, however, that any such privileged materials or protected attorney-work product information, whether arising prior to, or after, the Closing Date, with respect to any matter for which a party has an indemnification obligation hereunder, shall be subject to the sole control of such party, which shall be solely entitled to control the assertion or waiver of the privilege or protection, whether or not such information is in the possession of or under the control of such party.

(d)    This Section 5.12 is for the benefit of the Seller, the Seller Related Parties and Seller Counsel, and the Seller Related Parties and Seller Counsel are express third-party beneficiaries of this Section 5.12. This Section 5.12 shall be irrevocable, and no term of this Section 5.12 may be amended, waived or modified, except in accordance with Section 11.07 or Section 11.08, as the case may be, and with the prior written consent of Seller Counsel and the Seller Related Party affected thereby. This Section 5.12 shall survive the Closing and shall remain in effect indefinitely.

SECTION 5.13 D&O Indemnification.

(a)    From and after the Closing the Purchaser shall cause the Company to, (i) indemnify, defend and hold harmless each of the Company’s current or former directors, officers, managers, employees, agents and fiduciaries (each, a “Company Indemnitee”) (in all of their capacities) against any and all Losses incurred in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such Person is or was a director, officer, manager, employee, agent or fiduciary of the Company or is or was serving at the request of the Company as a director, officer, manager, employee, agent or fiduciary of any other Person (in each case, including in respect of any action or omission of any such Person in any such capacity), whether asserted or claimed before, at or after the Closing (including with respect to acts or omissions occurring in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and the consummation of such transactions), and provide advancement of expenses to the Company Indemnitees, in all such cases to the greatest extent that such Persons are indemnified or have the right to advancement of expenses before the Closing by the Company, whether pursuant to the Governing Documents of the Company, individual indemnity agreements or otherwise, and such rights shall survive the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with the terms of the Governing Documents of the Company as each exists before the Closing from the Closing Date until the expiration of the applicable statute of limitations with respect to any claims against such Company Indemnitee and (ii) without limitation of clause (i), to the fullest extent permitted by applicable Law, include and cause to be maintained in effect the provisions regarding elimination of liability of any Company Indemnitee, and indemnification of and advancement of expenses to any Company Indemnitee contained in the Governing Documents of the Company.

(b)    If the Purchaser or, following the Closing, the Company, or any of their respective successors or assigns, (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Purchaser or the Company or any of their respective successors or assigns, as the case may be, shall assume all of the obligations set forth in this Section 5.13.

(c)    The provisions of this Section 5.13 are intended to be for the benefit of, and will be enforceable by, each Company Indemnitee, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(d)    Pursuant to Section 5.05(c) of the Merger Agreement, on or prior to the Merger Closing Date, the Seller will obtain a six-year prepaid (or “tail”) directors’ and officers’ liability insurance policy (the “Tail Policy”), in respect of acts or omissions occurring at or prior to the Effective Time (as such term is defined under the Merger Agreement) on the terms required by Section 5.05(c) of the Merger Agreement. From and after the Closing, the Seller will not amend or modify the Tail Policy in a manner that is adverse to the Company and the Company Indemnitees covered by the Tail Policy. The Seller and the Purchaser shall cooperate with each other to permit the Company or the Company Indemnitees covered by the Tail Policy, as applicable, to, following the Closing, make claims under the Tail Policy (subject to the terms and conditions thereof, including, without limitation, any applicable limits, deductibles or retention) for claims that would be covered thereby.

 SECTION 5.14 Resignations. The Seller shall use its reasonable best efforts to cause to be delivered to the Purchaser on the Closing Date resignation letters of such members of the board of directors (or comparable governing body) of the Company that have been requested in writing by the Purchaser at least ten (10) Business Days prior to the Closing Date, such resignation letters to be effective concurrently with the Closing.

SECTION 5.15 Intellectual Property Licenses.

(a)    The Purchaser acknowledges and agrees that neither the Purchaser nor any of its Subsidiaries is purchasing, acquiring or otherwise obtaining any right, title or interest in or to, or shall make any use of, any Intellectual Property owned by or otherwise controlled by the Seller or any of its Subsidiaries (other than pursuant to the Ancillary Agreements, this Section 5.15 and the Owned Intellectual Property). The Purchaser further acknowledges and agrees that (other than pursuant to Section 5.15(b)) neither the Purchaser nor any of its Subsidiaries is purchasing, acquiring or otherwise obtaining any right, title or interest in or to, or shall make any use of, the Seller Marks (as defined below) or any Trademarks or any other names or source identifiers confusingly similar or related thereto (including, in each case, any registrations and applications thereof).

(b)    Schedule VI of this Agreement sets forth certain Trademarks retained by the Seller and its Affiliates (the “Seller Marks”). Effective upon the Closing, the Seller shall, and shall cause its Subsidiaries to, grant, and hereby grants, to the Purchaser and the Company (collectively, the “Purchaser Licensees”) a limited, non-exclusive, non-transferable, non-sublicensable, fully paid-up, royalty-free right and license to use the Seller Marks (other than any Internet domain names that are used in the retained businesses of the Seller or any of its Subsidiaries as of the Closing Date) for a period of one hundred eighty (180) days following the Closing (the “Licensed Period”) solely in connection with the operation of the Business as conducted as of the Closing Date for uses substantially similar to those of the Business prior to the Closing Date. The Purchaser Licensees hereby acknowledge that any and all goodwill associated with or resulting from Purchaser Licensees’ use of the Seller Marks shall inure to the benefit of the Seller or its Subsidiaries, as applicable, and the Purchaser hereby assigns, and shall cause the Company to assign, to the Seller or its Subsidiaries, as applicable, any and all goodwill associated with such use. After such period, the Purchaser shall, and shall cause the Company to, cease use of the Seller Marks and remove or obliterate the Seller Marks from any and all of the Purchaser Licensees’ advertising materials, promotional materials, products, labels, packaging and all other documentation and materials (including internal and public facing), or destroy each of the foregoing, and provide the Seller with a signed certification that the requirements of this Section 5.15(b) have been satisfied. In addition to any and all other available remedies, from and after the Closing Date, the Seller and its Subsidiaries and their respective officers, directors, employees, successors and permitted assigns shall be indemnified and held harmless by the Purchaser from and against any and all Losses to the extent arising out of or resulting from the use of the Seller Marks by the Purchaser Licensees (whether in accordance with the terms and conditions of this Section 5.15(b) or in violation of or outside the scope permitted by this

Section 5.15(b)). Notwithstanding anything in this Agreement to the contrary, the Purchaser hereby acknowledges that in the event of any breach or threatened breach of this Section 5.15(b), the Seller, in addition to any other remedies available to the Seller, shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief restraining the Purchaser Licensees from any such breach or threatened breach.

(c)    To the extent permissible under applicable Law, neither the Purchaser nor any of its Affiliates (including the Company) shall, directly or indirectly, challenge the validity, enforceability, registrability or ownership of the Intellectual Property licensed to the Purchaser Licensees under this Agreement.

(d)    The licenses granted in this Section 5.15 are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses to rights in “intellectual property” as defined under the Bankruptcy Code. As licensees of such rights under this Agreement, the Purchaser Licensees shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code. Upon the commencement of bankruptcy or insolvency proceedings by or against the licensor party under the Bankruptcy Code, the Purchaser Licensees shall be entitled to retain all of their rights under this Section 5.15.

SECTION 5.16 Non-Solicitation.

(a)    The Seller agrees that the Company has invested substantial time and effort in assembling and training the present staff and personnel of the Company. In addition, as a result of employment by the Company, such personnel have gained knowledge of the business affairs, marketing, processes and methods of operation of the Company that the Seller agrees is confidential information and trade secrets of the Business. Accordingly, for a period of two (2) years following the Closing, the Seller shall not, and shall not permit its Affiliates to, at any time, directly or indirectly, solicit, encourage, entice or induce for employment or employ any Business Employees without the prior written consent of the Purchaser (which written consent shall be effective only as to the Person specified therein and to no other Person); provided, however, that this Section 5.16(a) shall not prohibit the Seller or any of its Affiliates from (i) conducting any general solicitation or advertisement of employment for employees in newspapers, trade publications, websites or other media, so long as such advertisements are not targeted specifically at Business Employees, or engaging recruiters to conduct general employee search activities so long as such recruiters have been instructed not to, and do not, specifically solicit any Business Employees, (ii) soliciting, offering employment to, hiring or employing any Person (A) who responds to any such solicitation or advertisement described in the foregoing clause (i) or (B) whose employment relationship with the Business has been terminated for a period of at least three (3) months prior to the commencement of any solicitation or offer of employment, or (iii) from hiring any Person who contacts the Seller on such Person’s own initiative.

(b)    The Seller acknowledges that the restrictions contained in this Section 5.16 are reasonable and necessary to protect the legitimate interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.16 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The invalidity or unenforceability of any covenant or provision in this Section 5.16 as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

SECTION 5.17 Sale of Seller Note.

(a)    On or prior to the date that is six (6) months after the Closing Date, the Seller or any Affiliate thereof who is the then-current holder of the Seller Note, as applicable, shall assign all of its rights and obligations under the Seller Note and the Pledge Agreement to one or more Persons that are not (i) Affiliates of the Seller or (ii) Persons selling a mortgage “product pricing and eligibility engine” or “loan origination system” product.

(b)    The Purchaser shall use its commercially reasonable efforts to cooperate and provide reasonable assistance to the Seller or any Affiliate thereof in connection with its assignment of the Seller Note pursuant to Section 5.17(a); provided, however, that (i) the Purchaser and its Affiliates shall not be required to provide such assistance to the extent such assistance would include the disclosure of confidential information, unless such prospective holders shall be subject to customary confidentiality undertakings, and (ii) following the Closing, the Seller shall, as promptly as reasonably practicable, reimburse the Purchaser for its reasonable and documented out-of-pocket and internal fees and expenses (including attorneys’ fees and costs associated with documented time spent by internal personnel of the Purchaser) incurred in connection with providing such assistance; provided, further, that such confidential information shall be shared solely with prospective holders of the Seller Note, for the evaluation thereof, and no confidential information shall be provided to the Seller or any Affiliate thereof.

SECTION 5.18 Agreement for MSP; Loansifter; Reselling of Business Products.

(a)    Prior to the Closing Date, the Seller and the Purchaser shall negotiate in good faith and, at the Closing, entire into an arms-length agreement whereby the Seller shall, and shall cause its Affiliates to, permit the Purchaser Licensees to maintain and support integrations by the Business Products with the MSP product retained by the Seller and its Affiliates from and after the Closing in the ordinary course of business and in a manner consistent with how any such Business Product is integrated with the MSP product as of the date hereof and immediately prior to the Closing Date, subject to a fee paid by the Purchaser Licensees to the Seller and its Affiliates.

(b)    Prior to the Closing Date, the Seller and the Purchaser shall negotiate in good faith and, at the Closing, enter into an arms-length agreement whereby the Purchaser shall, and shall cause the Company to, permit the Seller and its Affiliates, and its and their service providers and representatives, in each case, acting on its and their behalf (collectively, the “Seller Licensees”) to continue to access and use the Loansifter Broker PPE Business Product from and after the Closing, in the ordinary course of business and consistent with how the retained businesses of the Seller Licensees use the Loansifter Broker PPE application as of the date hereof and immediately prior to the Closing Date, including in connection with the Seller Licensees’ LoanCatcher product, subject to a fee paid by the Seller Licensees to the Purchaser or the Company, as applicable.

(c)    Prior to the Closing Date, the Seller and the Purchaser shall negotiate in good faith and, at the Closing, enter into an arms-length agreement whereby the Purchaser shall, and shall cause the Company to, permit the Seller Licensees to resell the certain data products of the Business from and after the Closing, in the ordinary course of business and consistent with how the retained businesses of the Seller Licensees bundle such data products as of the date hereof and immediately prior to the Closing Date, subject to a revenue share paid by the Seller Licensees to the Purchaser or the Company, as applicable.

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01 Employment and Benefit Plans.

(a)    Prior to the Closing, the Seller shall, and shall cause its Affiliates, to take commercially reasonable efforts to cause all Business Employees not currently employed by the Company to be transferred to the Company (and Seller shall, and shall cause its Affiliates (other than the Company) to, assign, transfer and convey to the Company the rights and Liabilities (whether arising prior to, on or following the Closing Date) with respect to the employment of such Business Employees); provided, that the Parties understand and agree that it may be impossible or impracticable to effect the transfer of certain Business Employees prior to or at the Closing and that in such instance the transfer of such Business Employees shall be effected as soon as practicable thereafter consistent with and pursuant to Section 6.01(a) of the Disclosure Schedule; provided, that any and all costs associated with any such delay in transferring the Business Employees shall be covered by the Seller.

(b)    Following the Closing and until the first anniversary of the Closing, the Purchaser shall provide each individual who is employed by the Company immediately before the Closing and who continues employment (the “Transferred Employees”) with (i) annual base compensation (base salary or base wage, as applicable) that is no less favorable than the annual base compensation (base salary or base wage, as applicable) provided to such Transferred Employee immediately prior to the Closing, (ii) target cash incentive opportunities that are no less favorable than the target cash incentive opportunities provided to such Transferred Employee immediately prior to the Closing, (iii) target equity incentive opportunities that are no less favorable than those provided by the Purchaser to similarly situated employees, and (iv) other employee benefits and compensation (excluding severance payments and severance benefits) that are no less favorable in the aggregate to the other employee benefits and compensation (excluding severance payments and severance benefits) provided to such Transferred Employee immediately prior to the Closing. In addition, upon a termination of a Transferred Employee’s employment other than for cause prior to the first anniversary of the Closing, the Purchaser shall provide the severance payments and benefits as set forth on Section 6.01(b) of the Disclosure Schedule. Further, the Purchaser shall continue the annual bonus program applicable to the Transferred Employees for the remainder of the calendar year in which the Closing occurs and administer it in the ordinary course consistent with past practice and taking into account the determinations made prior to the Closing with respect to such annual bonus program or target amounts thereunder pursuant to Section 6.01(b) of the Disclosure Schedule.

(c)    The Seller shall, and shall cause its Affiliates (other than the Company) to, assign, transfer and convey to the Company all rights and Liabilities (whether arising prior to, on or following the Closing Date) of the Seller and any of such Affiliates under and in respect of the Seller Plans listed on Section 6.01(c) of the Disclosure Schedule (the “Specified Seller Plans”), and the Company shall, in each case, accept such assignment and assume and agree to discharge all such Liabilities.

(d)    Without limiting the generality of Section 6.01(b), from and after the Closing, the Purchaser shall honor all obligations under the Company Plans, including the Specified Seller Plans, in each case, in accordance with their terms as in effect immediately prior to the Closing, including with respect to any payments, benefits or rights arising as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event); provided, however, that nothing in this Section 6.01(d) shall prevent the Purchaser from amending or terminating such plans or agreements in accordance with their terms or applicable Law.

(e)    With respect to all plans maintained by the Purchaser (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, and vesting (but excluding benefit accruals), each Transferred Employee’s service with the Seller or any of its Subsidiaries (as well as service with any predecessor employer of the Seller or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Seller or such Subsidiary) shall be treated as service with the Purchaser to the extent such service was recognized under the comparable Seller Plan or Company Plan immediately prior to the Closing; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(f)    Effective as of the Closing Date, the Transferred Employees shall be eligible to participate in the medical, dental, and health plans that the employees of the applicable Affiliate of the Purchaser participate in immediately prior to the Closing Date. Without limiting the generality of Section 6.01(b), the Purchaser shall use reasonable best efforts to cause to be waived any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Purchaser, in which Transferred Employees (and their eligible dependents) will be eligible to participate from and after the Closing, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan or Seller Plan immediately prior to the Closing. For the plan year that includes the Closing Date, the Purchaser shall use reasonable best efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred or paid by each Transferred Employee (and his or her eligible dependents) under a Seller Plan that is a group health plan during the portion of the plan year prior to the Closing Date for purposes of satisfying the corresponding deductible and co-payment limitations under the Purchaser group health plan in which they participate for the applicable plan year.

(g)    Following the Closing Date, the Purchaser shall cause (and take all actions necessary to cause) an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of the Purchaser or any of its Affiliates (the “Purchaser 401(k) Plan”) to accept, in accordance with applicable Law, a rollover of the vested account balances (including earnings through the date of transfer) of such Transferred Employees under the applicable “eligible retirement plan” of the Seller (the “Seller 401(k) Plan”), if such rollover is elected in accordance with applicable Law and the terms of the Seller 401(k) Plan and Purchaser 401(k) Plan by such Transferred Employee. To the extent that Transferred Employees have loans under the Seller 401(k) Plan, prior to the Closing Date, the Purchaser will offer reasonable assistance to such Transferred Employees to minimize any hardship with respect to the timely repayment of such loans on or after the Closing Date, including if any Transferred Employee retains his or her vested account balances with the Seller 401(k) Plan, the timely payment to such Transferred Employee of an amount equal to any loan set up fee or loan maintenance fee for the duration of such loan.

(h)    The Seller agrees and acknowledges that the consummation of the transactions contemplated by this Agreement shall constitute a termination of employment under the equity plans of the Seller. Any outstanding equity award held by Transferred Employees will be treated in accordance with its terms and the terms of the Seller Plan applicable to such award and shall not, for the avoidance of doubt, be an obligation or Liability of the Purchaser, the Company or any of their Affiliates from and after the Closing.

(i)    From and after the Closing, the Purchaser shall pay, or cause one of its Affiliates (including the Company) to pay, to the applicable Transferred Employees in accordance with and subject to the terms and conditions of the Specified Retention Bonus Agreements, the portion of the Specified Retention Bonus Amounts payable to such Transferred Employees thereunder. To the extent that a Transferred Employee remains employed with the Purchaser (including the Company) through the retention period or applicable installment payment date, and subject to the payment of any portion of the Specified Retention Bonus Amount to the Transferred Employee, the Purchaser may prepare and deliver to the Seller an invoice setting forth the total amount of the Specified Retention Bonus Amount actually paid by the Purchaser (or its Affiliate) to the Transferred Employee, together with reasonably detailed supporting information, and the Seller shall (or cause one of its Affiliates to) pay to the Purchaser, by wire transfer of immediately available funds, within thirty (30) Business Days after receipt thereof, such amount of Specified Retention Bonus Amount actually paid by the Purchaser (or its Affiliate) to the Transferred Employee; provided that, without the prior written consent of the Seller (not to be unreasonably withheld), the Seller shall not be required to reimburse the Purchaser or any of its Affiliates (including the Company) for any Specified Retention Bonus Amount paid to any Transferred Employee who does not remain employed by the Company for the duration required under his or her applicable Specified Retention Bonus Agreement (including, for the avoidance of doubt, as a result of a resignation or termination of employment by the Purchaser or its Affiliates (including the Company) for any reason that occurs prior to the end of the retention period or applicable installment date).

 SECTION 6.02 No Third Party Beneficiaries. Nothing expressed or implied in this Article VI or in the Disclosure Schedule or Exhibits referred hereby shall confer upon any of the Business Employees or any other Person any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement. No provision of this Agreement shall be construed (i) as a guarantee of continued employment of any Business Employee, (ii) to prohibit the Purchaser from having the right to terminate the employment of any Transferred Employee or to prohibit the Company from having the right to terminate the employment of any individual prior to the Closing, (iii) to prevent the amendment, modification or termination of any Company Plan after the Closing (in each case in accordance with the terms of the applicable Company Plan) or (iv) as an amendment or modification of the terms of any Company Plan or Seller Plan.

ARTICLE VII

TAX MATTERS

 SECTION 7.01 Tax Cooperation and Exchange of Information. Following the Closing, the Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Company to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, filing any Tax election, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities; provided that nothing herein shall require the Seller or its Affiliates to provide any consolidated, combined, unitary, or affiliated Tax Return including the Seller or its Affiliates or any supporting workpapers or other documentation. The Seller and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.01. Notwithstanding anything to the contrary in Section 5.03, the Seller and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Company for any taxable period that includes the date of the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (ii) six (6) years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 7.01 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

 SECTION 7.02 Conveyance Taxes. All Conveyance Taxes that may be imposed upon, or payable or collectible or incurred in connection with the transfer of the Transferred Interests pursuant to this Agreement shall be borne 50% by the Purchaser, on the one hand, and 50% by the Seller, on the other hand. The Party required by Law to file a Tax Return with respect to such Conveyance Taxes or that is customarily responsible for filing such Tax Return, shall timely prepare, with the other Party’s cooperation, and file, such Tax Return. The Parties agree that if either the Purchaser or the Seller files any such Tax Return pursuant to the preceding sentence, the non-filing Party shall promptly reimburse the filing Party for its share of any such Conveyance Taxes paid in connection with the filing of such Tax Return.

 SECTION 7.03 Tax Covenants. Neither the Purchaser nor any Affiliate of the Purchaser shall take, or cause or permit the Company to take, any action or omit to take any action which could increase any Taxes (or reduce any Tax asset) of the Seller or any of its Affiliates for any period ending on or before the Closing Date; provided, however, that in the event that, contrary to the Intended Tax Treatment, New LLC is not treated as a continuation of the partnership represented by the Company for U.S. federal, state or local income tax purposes after the occurrence of clause (a) of the Reorganization Transactions, and an imputed underpayment is assessed against the Company after the Closing under Section 6225 of the Code (or comparable state or local Tax Law) in respect of income taxes allocable to a Pre-Closing Tax Period, the Purchaser shall be entitled to make a “push out” election under Section 6226(a) of the Code (and any comparable election under state or local Tax Law) with respect to the Company in respect of such imputed underpayment.

 SECTION 7.04 Tax Elections. The Purchaser shall not (i) cause an election pursuant to Treasury Regulation Section 301.7701-3 to be filed with respect to the Company effective from a date on or prior to two (2) days after the Closing Date or (ii) make or change any other election with respect to Taxes that would increase the Tax liability (or reduce any Tax asset) of Seller or any of its Affiliates.

 SECTION 7.05 Tax Sharing Agreements. On the Closing Date, all Tax sharing agreements and arrangements between the Company, on the one hand, and the Seller or any of its Affiliates, on the other hand, shall be terminated effective as of the close of business on the Closing Date, and, after the Closing Date, no additional payments shall be made thereunder with respect to any taxable period, whether in respect of a redetermination of Liabilities for Taxes or otherwise, except as may be required by applicable Law. The Seller and the Purchaser shall take all steps necessary to ensure that each such termination is effective in the manner described above.

SECTION 7.06 Tax Treatment.

(a)    The Parties intend that, for U.S. federal (and applicable state and local) income tax purposes, (i) the contribution by OB Acquisition and OB Acquiror of all of the Transferred Interests to New LLC in exchange for Equity Interests in New LLC shall cause the Company to become disregarded as an entity separate from New LLC, with New LLC treated as a continuation of the partnership represented by the Company immediately prior to such contributions and New LLC shall use the same Employee Identification Number previously used by the Company, and (ii) the purchase and sale of all of the Transferred Interests shall be treated as a sale by New LLC of the assets of the Company and as a purchase by the Purchaser of the assets of the Company (collectively, the “Intended Tax Treatment”). Unless otherwise required by a determination within the meaning of Section 1313 of the Code (or a corresponding or similar provision of state or local Law), each of the Purchaser and the Seller shall prepare and file, and cause their respective Affiliates to prepare and file, all Tax Returns in a manner consistent with the Intended Tax Treatment.

(b)    The Parties agree to treat all payments made pursuant to Section 2.07 or this Article VII as adjustments to the Purchase Price for U.S. federal and applicable state and local income tax purposes, unless a different treatment is otherwise required pursuant to a determination (within the meaning of Section 1313 of the Code (or a corresponding or similar provision of state or local Law)).

ARTICLE VIII

CONDITIONS TO CLOSING

 SECTION 8.01 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)    Representations, Warranties and Covenants of the Purchaser. (i) The representations and warranties of the Purchaser contained in this Agreement (other than Section 4.01 (Organization and Authority of the Purchaser) and Section 4.10 (Brokers)) (disregarding all qualifications set forth therein relating to “materiality”) shall be true and correct in all respects as of the Closing (except for those representations and warranties that are made as of a specified date, which shall have been so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements, (ii) the representations and warranties of the Purchaser contained in Section 4.01 (Organization and Authority of the Purchaser) and Section 4.10 (Brokers) shall be true and correct in all material respects as of the Closing, and (iii) the covenants and agreements contained in this Agreement to be performed and complied with by the Purchaser on or before the Closing shall have been performed and complied with in all material respects;

(b)    Antitrust Clearance. (i) The FTC shall have approved the Transaction pursuant to a Consent Order; (ii) the applicable Governmental Authority shall have issued a Governmental Order in respect of the HSR Act that permits the Closing to occur; or (iii) the applicable waiting period under the HSR Act shall have expired or been earlier terminated;

(c)    ICE Transaction. The ICE Transaction shall have been consummated;

(d)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions; and

(e)    Empower Transaction. The transactions contemplated by the Empower Purchase Agreement shall have been consummated prior to or concurrently with the Closing.

 SECTION 8.02 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)    Representations, Warranties and Covenants of the Seller. (i) The representations and warranties of the Seller contained in Article III (other than in Section 3.01 (Organization, Authority and Qualification of the Seller), Section 3.03 (Organization, Authority and Qualification of the Company), Section 3.04 (Ownership of Transferred Interests and Capitalization), and Section 3.21 (Brokers and Other Advisors)) (disregarding all qualifications set forth therein relating to “materiality” or “Material Adverse Effect”) shall be true and correct in all respects as of the Closing (except for those representations and warranties that are made as of a specified date, which shall have been so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect, (ii) the representations and warranties of the Seller contained in Section 3.01 (Organization, Authority and Qualification of the Seller), Section 3.03 (Organization, Authority and Qualification of the Company), Section 3.04(e) (Ownership of Transferred Interests and Capitalization), and Section 3.21 (Brokers and Other Advisors) shall be true and correct in all material respects as of the Closing, (iii) the representations and warranties of the Seller contained in clauses (a) to (d) of Section 3.04 (Ownership of Transferred Interests and Capitalization) shall be true and correct as of the Closing except for inaccuracies that are de minimis, and (iv) the covenants and agreements contained in this Agreement to be performed and complied with by the Seller at or before the Closing shall have been performed and complied with in all material respects;

(b)    Antitrust Clearance. (i) The FTC shall have approved the Transaction pursuant to a Consent Order; (ii) the applicable Governmental Authority shall have issued a Governmental Order in respect of the HSR Act that permits the Closing to occur; or (iii) the applicable waiting period under the HSR Act shall have expired or been earlier terminated;

(c)    ICE Transaction. The ICE Transaction shall have been consummated;

(d)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions; and

(e)    Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred that is continuing.

 SECTION 8.03 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to comply with or use the efforts required pursuant to this Agreement to cause the Closing to occur, including as required by Section 5.02.

ARTICLE IX

SURVIVAL; R&W INSURANCE

SECTION 9.01 Non-Survival of Representations, Warranties and Covenants.

(a)    The representations and warranties set forth in this Agreement and any certificate delivered pursuant hereto shall terminate effective as of the Closing or upon the termination of this Agreement pursuant to Article X, and shall not survive the Closing or termination for any purpose, and thereafter there shall be no Liability on the part of, nor shall any claim be made by, any Party or its Affiliates with respect to any inaccuracy or breach of any representation or warranty set forth in this Agreement or any certificate delivered pursuant hereto, except (i) in the case of Fraud or (ii) in the case of any such termination, as otherwise expressly provided for in Section 10.02.

(b)    After the Closing (or except as provided for in Section 10.02, upon the termination of this Agreement pursuant to Article X), there shall be no Liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement to have been performed prior to the Closing. The covenants and agreements that contemplate actions (or inaction) to be taken (or not taken) after the Closing (each, a “Post-Closing Covenant”) shall survive in accordance with their terms. Notwithstanding anything to the contrary herein, except for the Post-Closing Covenants (including, for the avoidance of doubt, the covenants and agreements set forth in Section 2.07 and clauses (c) and (d) of Section 5.06), no Person (or any Representative, direct or indirect holder of any Equity Interest or Affiliates of any Party) shall have any Liability hereunder after the Closing (and this sentence is intended to benefit each such Person, whether or not parties to this Agreement).

 SECTION 9.02 R&W Insurance Policy. The Parties acknowledge that the Purchaser may, at its option, obtain and bind insurance coverage provided pursuant to a buyer-side representation and warranty insurance policy naming the Purchaser as an insured and providing coverage for certain Losses incurred by the Purchaser and its Affiliates related to this Agreement (a “R&W Insurance Policy”). The Purchaser shall be responsible for paying all costs, expenses and fees related to any R&W Insurance Policy, including the total premium, underwriting costs, legal fees for counsel engaged by any insurer, brokerage commissions, surplus lines taxes and any other Taxes related to the R&W Insurance Policy. None of the Company, the Seller or any of their respective Affiliates shall have any Liability or obligation to indemnify or compensate the Purchaser or any other Person regardless of whether the Purchaser obtains or maintains a R&W Insurance Policy, or whether the terms thereof do not provide coverage for any specific type or category of claims or Losses, or to the extent the issuer or underwriter of such policy terminates the same or does not for any reason accept or pay any claims made thereunder, or if the issuer or underwriter of such policy is or becomes insolvent or breaches such policy. The Purchaser acknowledges and agrees that (a) any R&W Insurance Policy shall expressly provide that, except in the case of Fraud, no insurer thereunder has any rights against, and each insurer thereunder has expressly waived and has agreed not to pursue, directly or indirectly, any claims by way of subrogation, contribution or otherwise against, the Seller or any of its former, current or future Affiliates, or any of its or their respective former, current or future direct or indirect general or limited partners, shareholders, managers, management companies, portfolio companies, equity holders, controlling Persons, members, agents, incorporators, trustees or Representatives, or Representatives of any of the foregoing (“R&W Subrogation Waiver Beneficiaries”), or any heir, executor, administrator, successor or assign of any of the foregoing, including with respect to any claim made by any insured thereunder (the “R&W Subrogation

Waiver”), (b) neither the Purchaser nor any of its Affiliates shall, and the Purchaser shall cause the insured not to, waive, amend, modify or otherwise revise the R&W Subrogation Waiver in any manner inconsistent with this Agreement or that would otherwise be adverse to any of the Persons entitled to the benefit of the R&W Subrogation Waiver and (c) any waiver, modification or amendment of the R&W Subrogation Waiver shall require the consent of the Seller. The R&W Subrogation Waiver Beneficiaries shall be third party beneficiaries of the R&W Subrogation Waiver. The Purchaser acknowledges and agrees that the obtaining or effectiveness of the R&W Insurance Policy is not a condition to the Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability or effectiveness of the R&W Insurance Policy, subject only to the satisfaction or waiver of the conditions to the Closing set forth in Article VIII. The Parties agree that this Section 9.02 is both a covenant to be performed prior to the Closing and a Post-Closing Covenant. The Purchaser shall make a true and complete copy of the R&W Insurance Policy, if any, available to the Seller promptly following its effectiveness for the purpose of evidencing compliance with the foregoing (and, in this regard, the Purchaser shall be entitled to redact any provision which is not reasonably necessary for such purpose).

 SECTION 9.03 Exclusive Remedy. From and after the Closing, this Article IX (except with respect to the matters addressed in Section 2.07) shall be the sole and exclusive remedy of the Purchaser with respect to any and all claims arising out of or relating to the Purchaser’s investigation of the Company, this Agreement, the assets of the Company and the Company’s Liabilities, the transactions contemplated hereby, and the negotiation and execution of this Agreement. In furtherance of the foregoing, each of the Purchaser and the Company hereby waives, from and after the Closing, any and all rights, claims and causes of action it may have against the Seller or its Affiliates arising under or based upon the transactions contemplated hereby, this Agreement, any document or certificate delivered in connection herewith, any applicable Law (including any rights of contribution or recovery thereunder), common law or otherwise except in the case of Fraud.

ARTICLE X

TERMINATION

 SECTION 10.01 Termination. This Agreement shall be terminated automatically (without any action on the part of the Parties) upon the Merger Agreement validly terminating in accordance with its terms. This Agreement may be terminated at any time prior to the Closing:

(a)    by either the Seller or the Purchaser if the Closing shall not have occurred on or before the Long-Stop Date; provided that the right to terminate this Agreement under this Section 10.01(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Long-Stop Date;

(b)    by either the Seller or the Purchaser in the event that any Law or Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;

(c)    by the Seller (if the Seller is not then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement), if the Purchaser shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 8.01(a), which breach (x) cannot be cured by the Long-Stop Date or (y) if capable of being cured by the Long-Stop Date, shall not have been cured by the earlier of (i) the Long-Stop Date and (ii) thirty (30) days after the giving of written notice by the Seller to the Purchaser specifying such breach;

(d)    by the Purchaser (if the Purchaser is not then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement), if the Seller shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 8.02(a), which breach (x) cannot be cured by the Long-Stop Date or (y) if capable of being cured by the Long-Stop Date, shall not have been cured by the earlier of (i) the Long-Stop Date and (ii) thirty (30) days after the giving of written notice by the Purchaser to the Seller specifying such breach; or

(e)    by the mutual written consent of the Seller and the Purchaser.

 SECTION 10.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except that (a) Section 5.04, this Section 10.02, Section 10.03 and Article XI shall survive any termination and (b) nothing herein shall relieve any Party from liability for any intentional breach of this Agreement occurring prior to such termination. For purposes of this Agreement “intentional breach” means a material breach that is a consequence of an act undertaken or failure to act by the breaching party with knowledge that the taking of or failure to take such act would cause a material breach of this Agreement.

SECTION 10.03 Expense Reimbursement; Termination Fee; Closing Ticking Fee.

(a)    In the event that this Agreement is terminated (i) on or prior to May 18, 2024 (A) pursuant to the first sentence of Section 10.01 or by either the Seller or the Purchaser pursuant to Section 10.01(b), in each case, where a breach of this Agreement by the Purchaser has not been the primary cause of such termination or the failure of any of the conditions set forth in Article VIII to be satisfied prior to such termination, or (B) by the Purchaser pursuant to Section 10.01(d), then, in any such case, ICE shall reimburse the Purchaser for up to $3,000,000 of the reasonable and documented out-of-pocket and internal fees and expenses (including attorneys’ fees and costs associated with documented time spent by internal personnel of Purchaser and its Affiliates) incurred by the Purchaser related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby (“Reimbursable Expenses”) or (ii) between May 19, 2024 and the Long-Stop Date (A) pursuant to the first sentence of Section 10.01 or by either the Seller or the Purchaser pursuant to Sections 10.01(a) or (b), in each case, where a breach of this Agreement by the Purchaser has not been the primary cause of such termination or the failure of any of the conditions set forth in Article VIII to be satisfied prior to such termination, or (B) by the Purchaser pursuant to Section 10.01(d), then, in any such case, ICE shall reimburse the Purchaser for up to $5,000,000 (in the aggregate) of Reimbursable Expenses.

(b)    In the event that this Agreement is terminated (i) on or prior to November 10, 2023 (A) pursuant to the first sentence of Section 10.01 or by either the Seller or the Purchaser pursuant to Section 10.01(b), in each case, where a breach of this Agreement by the Purchaser has not been the primary cause of such termination or the failure of any of the conditions set forth in Article VIII to be satisfied prior to such termination, or (B) by the Purchaser pursuant to Section 10.01(d), then, in any such case, ICE shall pay to the Purchaser, by wire transfer of immediately available funds, within five (5) Business Days after such termination, an amount equal to $10,000,000 or (ii) between November 11, 2023 and the Long-Stop Date (A) pursuant to the first sentence of Section 10.01 or by either the Seller or the Purchaser pursuant to Sections 10.01(a) or (b), in each case, where a breach of this Agreement by the Purchaser has not been the primary cause of such termination or the failure of any of the conditions set forth in Article VIII to be satisfied prior to such termination, or (B) by the Purchaser pursuant to Section 10.01(d), then, in any such case, ICE shall pay to the Purchaser, by wire transfer of immediately available funds, within five (5) Business Days after such termination, an amount equal to $15,000,000 (in the aggregate).

(c)    In the event that the Closing does not occur (and this Agreement is not terminated) (i) on or prior to November 10, 2023, ICE shall pay to the Purchaser within five (5) Business Days after such date, by wire transfer of immediately available funds, an amount equal to $10,000,000 or (ii) on or prior to May 18, 2024, ICE shall pay to the Purchaser within five (5) Business Days after such date, by wire transfer of immediately available funds, an additional amount equal to $5,000,000.

(d)    For clarity, the payments set forth in this Section 10.03 shall be in addition to, and not in lieu of any payments to which the Purchaser or its Affiliates may be entitled to under Section 10.03 of the Empower Purchase Agreement.

ARTICLE XI

GENERAL PROVISIONS

 SECTION 11.01 Expenses. Except as otherwise specified in this Agreement (including with respect to Transaction Expenses), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

 SECTION 11.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally-recognized overnight courier service, by registered or certified mail

(postage prepaid, return receipt requested), or by email (so long as confirmation of transmission and delivery is electronically or mechanically generated or sent and kept on file by the sending party) to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(a)    if to ICE:

Intercontinental Exchange, Inc.

5660 New Northside Drive

Atlanta, Georgia 30328

Attention:    General Counsel

Email:          legal-notices@theice.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention:    Rory B. O’Halloran; Cody L. Wright

Email:          rory.ohalloran@shearman.com; cody.wright@shearman.com

(b)    if to the Seller:

Black Knight, Inc.

601 Riverside Ave.

Jacksonville, FL 32204

Attention:    Michael L. Gravelle, General Counsel; Blake Gibson, Deputy General Counsel, EVP

Email:          michael.gravelle@bkfs.com; blake.gibson@bkfs.com

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, NY 10019

Attention:    Edward D. Herlihy; Jacob A. Kling

Email:          EDHerlihy@wlrk.com; JAKling@wlrk.com

and

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention:    Rory B. O’Halloran; Cody L. Wright

Email:          rory.ohalloran@shearman.com; cody.wright@shearman.com

(c)    if to the Purchaser:

Project Badger HoldCo Inc.

11350 McCormick Road, EP III, Suite 200

Hunt Valley, MD 21032

Attention: Heather Pruger, General Counsel

Email: heather.pruger@csiperseus.com

with a copy (which shall not constitute notice) to:

Womble Bond Dickinson (US) LLP

8350 Broad Street, Suite 1500

Tysons, VA 22102

Attention: Shari Bacsardi; Laura Wiley

Email: Shari.Bacsardi@wbd-us.com; Laura.Wiley@wbd-us.com

 SECTION 11.03 Public Announcements. No Party shall make, or cause to be made, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party unless otherwise required by Law or applicable stock exchange regulation, and, to the extent practicable, the Parties shall cooperate as to the timing and contents of any such press release, public announcement or communication; provided, however, that the prior written consent of the other Party shall not be required hereunder with respect to any press release, public announcement or communication that is substantially similar to a press release, public announcement or communication previously issued with the prior written consent of such other Party.

 SECTION 11.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

 SECTION 11.05 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof (other than, for the avoidance of doubt, agreements solely between the Seller and ICE and their respective Affiliates) and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof. The Seller and ICE each acknowledge and agree that nothing in this Agreement alters, modifies, supersedes or expands the rights or the obligations of ICE or the Seller under the Merger Agreement.

 SECTION 11.06 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser), as the case may be.

SECTION 11.07 Amendment.

(a)    This Agreement may not be amended or modified except (a) by an instrument in writing signed by each of the Parties or (b) by a waiver in accordance with Section 11.08.

(b)    Notwithstanding the foregoing, if the Transaction becomes subject to a Consent Order, no amendment or modification of any provision of this Agreement after that time will be effective without the prior approval of the FTC, except as otherwise provided in Rule 2.41(f)(5) of the FTC’s Rules of Practice and Procedure, 16. C.F.R. § 2.41(f)(5).

 SECTION 11.08 Waiver. Any Party may waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered or made available by the other Party pursuant hereto or waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

 SECTION 11.09 Consent Order. Notwithstanding anything to the contrary in this Agreement, if the Transaction becomes subject to a Consent Order, then the following terms of this Section 11.09 shall apply from and after such time:

(a)    This Agreement will not limit the terms of such Consent Order or the obligations of the Parties under such Consent Order. To the extent that any term or provision of this Agreement varies from or conflicts with any provision in any such Consent Order such that the Parties cannot fully comply with both, the Parties shall comply with such Consent Order.

(b)    In the event that the Transaction is completed pursuant to a provisional Consent Order, and the FTC subsequently notifies Seller or ICE that the Purchaser is not an acceptable purchaser of the Transferred Interests hereunder, then the Seller and ICE shall have the right immediately to rescind this Agreement, and the termination provisions of this Agreement shall be applicable as if a termination of this Agreement has occurred pursuant to Section 10.02. If the Agreement is rescinded hereby, the Seller shall (i) refund to the Purchaser the Purchase Price, and the Purchaser shall promptly take all necessary steps to transfer the Transferred Interests back to the Seller, (ii) promptly reimburse the Purchaser for up to $5,000,000 (in the aggregate) of Reimbursable Expenses and (iii) pay to the Purchaser within five (5) Business Days after the transfer of the Transferred Interests back to the Seller, by wire transfer of immediately available funds, an amount equal to $30,000,000. The benefits and liabilities attributable to ownership and operation of the Transferred Interests from and after the Closing Date and through the date of rescission, if any, shall accrue to the Purchaser. Furthermore, in the event that the Transaction is completed pursuant to a provisional Consent Order, and the FTC subsequently notifies the Seller or ICE that the Purchaser is an acceptable purchaser of the Transferred Interests hereunder, but this Agreement is not an acceptable manner of divesting the Business or the Transferred Interests, the Seller, ICE and the Purchaser shall, subject to the proviso of Section 5.02(f), reasonably seek to modify this Agreement as may be necessary to satisfy the FTC.

 SECTION 11.10 No Third Party Beneficiaries. Except as set forth in Section 5.12, Section 5.13, Section 9.01(b), Section 9.02, Section 11.16 and Section 11.17, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement. For clarity, ICE is an intended beneficiary of all of the Purchaser’s representations, warranties, covenants and agreements set forth in this Agreement and shall have the right to exercise and pursue all remedies available under this Agreement (including (a) pursuant to Section 11.14 and (b) monetary damages) in the event of any breach (or threatened breach) of this Agreement by the Purchaser.

 SECTION 11.11 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

 SECTION 11.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties irrevocably (i) submits to the personal jurisdiction of the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such matter, the United States District Court for the District of Delaware (as applicable, the “Chosen Court”), in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated hereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Court. Each Party agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 11.02.

 SECTION 11.13 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN

ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.13. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.13 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

 SECTION 11.14 Specific Performance. The Parties acknowledge and agree that the Parties will be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party could not be adequately compensated by monetary damages alone (even if available) and that the Parties would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity (including monetary damages), such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to seek temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking. Without limiting the generality of the foregoing, the Parties agree that (i) the Seller and ICE shall be entitled to enforce specifically the Purchaser’s obligation to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and to pay the Estimated Closing Date Payment Amount and the other payments to be made by the Purchaser pursuant to Section 2.06), if the conditions set forth in Section 8.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived and (ii) the Purchaser shall be entitled to enforce specifically the Seller and ICE’s obligation to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and to transfer the Transferred Interests), if the conditions set forth in Section 8.01 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived. The Parties agree that they will not contest the appropriateness of specific performance as a remedy for any reason or assert that a remedy of monetary damages would provide an adequate remedy for non-performance or other breach of any terms of this Agreement or that there otherwise exists an adequate remedy at law for such non-performance or breach.

 SECTION 11.15 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 11.16 Release.

(a)    Effective as of the Closing, except for any rights or obligations under this Agreement and the Ancillary Agreements, each of the Purchaser and the Company, on behalf of itself and each of its Subsidiaries and each of its and their respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equityholders, controlling Persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Purchaser Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Seller, any of its former, current and future Affiliates, and any of their respective former, current or future direct or indirect general or limited partners, shareholders, managers, management companies, portfolio companies, equity holders, controlling Persons, members, agents, incorporators, trustees or Representatives, or Representatives of any of the foregoing (collectively, the “Seller Released Parties”), from the Released Matters; provided that the foregoing release and discharge shall not apply to claims with respect to Fraud. From and after the Closing, no Purchaser Releasing Party shall bring any Action against any Seller Released Party, whether in law or in equity, in contract, tort or otherwise, with respect to any of the rights or claims waived and released by the Purchaser Releasing Parties hereunder. The Purchaser, on behalf of itself and each Purchaser Releasing Party, hereby represents that it has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Released Matters and that no Person other than a Purchaser Releasing Party has any interest in any Released Matter by law or contract by virtue of any action or inaction by such Purchaser Releasing Party. The invalidity or unenforceability of any part of this Section 11.16(a) shall not affect the validity or enforceability of the remainder of this Section 11.16(a), which shall remain in full force and effect.

(b)    Without limiting the generality of Section 11.16(a), with respect to the Released Matters, the Purchaser, on behalf of itself and each Purchaser Releasing Party, acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California and hereby expressly waives all rights thereunder and any similar applicable Law in any applicable jurisdiction prohibiting or restricting the waiver of unknown claims, and acknowledges that Section 1542 of the Civil Code of the State of California reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the provisions of Section 1542 of the Civil Code of the State of California or any similar applicable Law, and for the purpose of implementing a full and complete release and discharge of the Seller Released Parties in respect of the Released Matters, the Purchaser, on behalf of itself and the Purchaser Releasing Parties, expressly acknowledges that the foregoing release of the Released Matters is intended to include in its effect all claims that constitute Released Matters which such Purchaser Releasing Party does not know or suspect to exist in its favor against any of the Seller Released Parties (including unknown and contingent claims), and that the foregoing release of the Released Matters expressly contemplates the extinguishment of all such claims

(except to the extent expressly set forth in the foregoing Section 11.16(a)). In furtherance of this intention, the releases of the Released Matters contained herein shall be and remain in effect as full and complete general releases of the Released Matters notwithstanding the discovery or existence of any such additional or different facts.

(c)    Effective as of the Closing, except for any rights or obligations under this Agreement and the Ancillary Agreements, the Seller, on behalf of itself and each of its Subsidiaries and each of its and their respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equityholders, controlling Persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Releasing Parties” and, together with the Purchaser Releasing Parties, as applicable, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Purchaser, any of its former, current and future Affiliates, and any of their respective former, current or future direct or indirect general or limited partners, shareholders, managers, management companies, portfolio companies, equity holders, controlling Persons, members, agents, incorporators, trustees or Representatives, or Representatives of any of the foregoing (collectively, the “Purchaser Released Parties” and, together with the Seller Released Parties, as applicable, the “Released Parties”), from the Released Matters; provided that the foregoing release and discharge shall not apply to claims with respect to Fraud. From and after the Closing, no Seller Releasing Party shall bring any Action against any Purchaser Released Party, whether in law or in equity, in contract, tort or otherwise, with respect to any of the rights or claims waived and released by the Seller Releasing Parties hereunder. The Seller, on behalf of itself and each Seller Releasing Party, hereby represents that it has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Released Matters and that no Person other than a Seller Releasing Party has any interest in any Released Matter by law or contract by virtue of any action or inaction by such Seller Releasing Party. The invalidity or unenforceability of any part of this Section 11.16(c) shall not affect the validity or enforceability of the remainder of this Section 11.16(c), which shall remain in full force and effect.

(d)    Without limiting the generality of Section 11.16(c), with respect to the Released Matters, the Seller, on behalf of itself and each Seller Releasing Party, acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California and hereby expressly waives all rights thereunder and any similar applicable Law in any applicable jurisdiction prohibiting or restricting the waiver of unknown claims, and acknowledges that Section 1542 of the Civil Code of the State of California reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the provisions of Section 1542 of the Civil Code of the State of California or any similar applicable Law, and for the purpose of implementing a full and complete release and discharge of the Purchaser Released Parties in respect of the Released Matters, the Seller, on behalf of itself and the Seller Releasing Parties, expressly acknowledges that the foregoing release of the

Released Matters is intended to include in its effect all claims that constitute Released Matters which such Seller Releasing Party does not know or suspect to exist in its favor against any of the Purchaser Released Parties (including unknown and contingent claims), and that the foregoing release of the Released Matters expressly contemplates the extinguishment of all such claims (except to the extent expressly set forth in the foregoing Section 11.16(c)). In furtherance of this intention, the releases of the Released Matters contained herein shall be and remain in effect as full and complete general releases of the Released Matters notwithstanding the discovery or existence of any such additional or different facts.

SECTION 11.17 No Recourse.

(a)    Except as expressly set forth in the Confidentiality Agreement, any of the Ancillary Agreements or the Guarantees, all claims, obligations, liabilities, or causes of action (whether at Law, in equity, in contract, in tort or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Parties that are expressly identified in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future equity holder, incorporator, controlling person, general or limited partner, member, Affiliate, Representative, or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future equity holder, incorporator, controlling person, general or limited partner, Affiliate, Representative, or assignee of, and any lender to, any of the foregoing or any of their respective successors, predecessors or assigns (or any successors, predecessors or assigns of the foregoing) (collectively, the “Non-Party Affiliates”), shall have any liability (whether in Law or in equity, whether in contract or in tort or otherwise) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in the Confidentiality Agreement, any of the Ancillary Agreements or the Guarantees), including any alleged non-disclosure or misrepresentations made by any such Person or as a result of the use or reliance on any information, documents or materials made available by such Person, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in the Confidentiality Agreement, any of the Ancillary Agreements or the Guarantees) against any such Non-Party Affiliates; provided that, for clarity, no party to the Confidentiality Agreement or any of the Ancillary Agreements shall be deemed a Non-Party Affiliate with respect to such documents to which it is a party.

(b)    Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise expressly set forth in the Confidentiality Agreement, any of the Ancillary Agreements or the Guarantees, (i) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available, whether at Law, in equity, in contract, in tort or otherwise, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, in each case arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in the Confidentiality Agreement, any of the Ancillary Agreements or the Guarantees); and (ii) each Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SELLER

BLACK KNIGHT, INC.

By:	/s/ Kirk T. Larsen
Name:	Kirk T. Larsen
Title:	President and Chief Financial Officer

[Signature Page to Equity Purchase Agreement]

PURCHASER

PROJECT BADGER HOLDCO INC.

By:	/s/ Bonnie Wilhelm
Name:	Bonnie Wilhelm
Title:	COO

[Signature Page to Equity Purchase Agreement]

Solely for purposes of Section 5.02, Section 5.05(c), Section 10.03 and Article XI,

ICE

INTERCONTINENTAL EXCHANGE, INC.

By:	/s/ David Clifton
Name:	David Clifton
Title:	Vice President, M&A and Integration

[Signature Page to Equity Purchase Agreement]